UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE
14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

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Cogent Biosciences, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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275 Wyman Street, 3rd Floor, Waltham, Massachusetts 02451

NOTICE OF THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2026

To the Stockholders of Cogent Biosciences, Inc.:

Cogent Biosciences, Inc. (the “Company”) will hold its 2026 Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, June 9, 2026, at 9:00 a.m. Eastern Time. The Annual Meeting will be a virtual meeting conducted exclusively online via live audio webcast at www.virtualshareholdermeeting.com/COGT2026. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

(1)	To elect the three Class II director nominees named in the Proxy Statement to serve until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026;

(3)	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers; and

(4)	To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed April 13, 2026 as the record date. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Instructions for accessing the virtual Annual Meeting are provided in the Proxy Statement. Unless otherwise announced differently at the meeting or on the meeting website, in the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the meeting chair or secretary will convene the meeting at 10:00 a.m. Eastern Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair or secretary. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at https://investors.cogentbio.com/.

By Order of the Board of Directors,

/s/ Andrew Robbins
Andrew Robbins
Chief Executive Officer, President and Director

Waltham, Massachusetts
April 23, 2026

Whether or not you expect to participate in the virtual Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

i

LEGAL MATTERS

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Stockholders to Be Held on June 9, 2026. The Proxy Statement and Annual Report for the year ended December 31, 2025 are available at www.proxyvote.com.

Forward-Looking Statements. The Proxy Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical fact included in the Proxy Statement are forward-looking statements, including statements about the Company’s Board of Directors, corporate governance practices, executive compensation program, equity compensation utilization, corporate responsibility initiatives, anticipated regulatory submissions and approvals, including the timing thereof, the anticipated cash runway into 2028, bezuclastinib’s best-in-class potential across KIT-mutant driven diseases, plans to finish building a commercial organization and to launch bezuclastinib in the second half of 2026, the potential best-in-class profile of the Company’s JAK2 V617F inhibitor, business strategy and plans, financial position and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results or outcomes, or the timing of our results or outcomes, to differ materially from the forward-looking statements expressed or implied in the Proxy Statement, including, without limitation, risks and uncertainties associated with: the timing of our planned regulatory submissions to the U.S. Food and Drug Administration (“FDA”) for our bezuclastinib product candidate and any other product candidates we may develop; our ability to obtain and maintain regulatory approval for our bezuclastinib product candidate and any other product candidates we may develop; the commercialization of our product candidates, if approved; the size and growth potential of the markets for our product candidates, and our ability to serve those markets; and the accuracy of our estimates regarding expenses, future revenue, capital requirements and need for additional financing. Such risks, uncertainties and other factors include those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (“SEC”) and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.

275 Wyman Street, 3rd Floor, Waltham, Massachusetts 02451

PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

What Is the Purpose of These Proxy Materials?

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cogent Biosciences, Inc. (“we,” “us,” “our” or the “Company”) for use at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on Tuesday, June 9, 2026 at 9:00 a.m. Eastern Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the Annual Meeting and to vote on the proposals described in this Proxy Statement. The proxy materials are first being made available to our stockholders on or about April 23, 2026.

Why Did I Receive a Notice of Internet Availability?

Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing the proxy materials to our stockholders primarily via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.

Why Are We Holding a Virtual Annual Meeting?

We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this expands stockholder access, improves communications and lowers our costs while reducing the environmental impact of the meeting. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

Who Can Vote?

Only stockholders of record at the close of business on April 13, 2026 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote on the proposals described in this Proxy Statement. At the close of business on the Record Date, 170,801,004 shares of our common stock were issued and outstanding.

What Is the Difference between Holding Shares as a Registered Stockholder and as a Beneficial Owner?

Registered Stockholder: Shares Registered in Your Name

If your shares of common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered to be, with respect to those shares of common stock, the registered stockholder, and these proxy materials are being sent directly to you by us.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary or custodian.

How Can I Participate in the Virtual Annual Meeting?

Stockholders of record as of the close of business on the Record Date are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions, stockholders of record should go to the meeting website at www.virtualshareholdermeeting.com/COGT2026, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.

We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The meeting webcast will begin promptly at 9:00 a.m. Eastern Time. Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

What Am I Voting on?

The proposals to be voted on at the Annual Meeting are as follows:

(1)	Election of three Class II director nominees to serve until the 2029 Annual Meeting of Stockholders (“Proposal 1”);

(2)	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026 (“Proposal 2”); and

(3)	Approval, on a non-binding, advisory basis, of the compensation of our named executive officers (“Proposal 3”).

How Does the Board Recommend That I Vote?

The Board recommends that you vote your shares “FOR ALL” director nominees in Proposal 1 and “FOR” Proposals 2 and 3.

What If Another Matter Is Properly Brought Before the Annual Meeting?

As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.

How Many Votes Do I Have?

Each share of common stock is entitled to one vote on each proposal to be voted on at the Annual Meeting.

What Does It Mean If I Receive More Than One Set of Proxy Materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.

How Do I Vote?

Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as early as possible in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or by proxy in advance of the Annual Meeting by Internet (at www.proxyvote.com) or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone (at (800) 690-6903).

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or you may direct your broker, fiduciary or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.

What Happens If I Do Not Vote?

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder and do not vote in one of the ways described above, your shares will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, which we refer to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary or custodian how to vote your shares on all proposals to ensure that your vote is counted.

What If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?

Registered Stockholder: Shares Registered in Your Name

The shares represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card.

However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.

Can I Change My Vote after I Submit My Proxy?

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

(1)	you may complete and submit a new proxy card, but it must bear a later date than the original proxy card;

(2)	you may submit new proxy instructions via telephone or the Internet;

(3)	you may send a timely written notice that you are revoking your proxy to our Corporate Secretary at the address set forth on the first page of this Proxy Statement; or

(4)	you may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Your last submitted vote is the one that will be counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary or custodian with respect to changing your vote.

What Is the Quorum Requirement?

The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting must be present at the Annual Meeting, either virtually or represented by proxy, to constitute a quorum. A quorum is required to transact business at the Annual Meeting.

Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting virtually and vote. Abstentions and broker non-votes, if any, will be counted toward the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares of common stock virtually present at the Annual Meeting, either personally or by proxy, may adjourn the Annual Meeting to another time or date.

How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?

Our Board has appointed our Chief Financial Officer to serve as the Inspector of Elections to count the votes cast at the Annual Meeting.

Proposal 1: Election of Directors

A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his or her election. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” are elected as directors. Broker non-votes, if any, and votes that are withheld will not be counted as votes cast on the matter and will have no effect on the outcome of the election. Stockholders do not have cumulative voting rights for the election of directors.

Other Proposals

The majority of votes cast on the proposals is required for approval of Proposals 2 and 3. Abstentions and broker non-votes, if any, will not be counted as votes cast on the matters and will have no effect on the outcome of these matters.

Who Is Paying for This Proxy Solicitation?

We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials, any solicitation by telephone or other electronic means, and any in-person solicitation. We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”

How Can I Find out the Voting Results?

We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board has fixed the number of directors constituting the Board at seven. At the Annual Meeting, the stockholders will vote to elect the three Class II director nominees named in this Proxy Statement to serve until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Our Board has nominated for re-election to our Board Dr. Chris Cain, Arlene M. Morris and Todd Shegog, each of whom is a current Class II director who was most recently elected by stockholders at the 2023 Annual Meeting of Stockholders.

Our director nominees have indicated that they are willing and able to serve as directors. However, if any of them becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the Board.

Information Regarding Director Nominees and Continuing Directors

Our Board is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class I directors, whose terms expire at the 2028 Annual Meeting of Stockholders; three Class II directors, who are up for election at this meeting and for a term expiring at the 2029 Annual Meeting of Stockholders; and two Class III directors, whose terms expire at the 2027 Annual Meeting of Stockholders.

Biographical and other information regarding our director nominees and directors continuing in office, including the primary skills and experiences considered by our Nominating and Corporate Governance Committee (the “Nominating Committee”) in determining to recommend them as nominees, is set forth below.

Name	Class	Age (as of April 23)	Position

Andrew Robbins	Class III	50	Chief Executive Officer, President and Director
Chris Cain, Ph.D.(2)(4)	Class II	42	Independent Director
Karen Ferrante, M.D.(3)(4)	Class I	68	Independent Director
Peter Harwin(3)(4)	Class III	40	Independent Director and Chairman
Arlene M. Morris(1)(2)	Class II	74	Independent Director
Matthew E. Ros(1)(3)	Class I	59	Independent Director
Todd Shegog(1)(2)	Class II	61	Independent Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee
(4)	Member of the Science & Technology Committee (the “Science Committee”)

Class I Directors Continuing in Office

Karen Ferrante, M.D. Dr. Ferrante has served as a member of our Board since February 2018. Dr. Ferrante is a medical oncologist who served as the Chief Medical Officer and Head of Research and Development of Tokai Pharmaceuticals, Inc. (now known as Eledon Pharmaceuticals, Inc.), a biopharmaceutical company focused on developing treatments for prostate cancer and other hormonally driven diseases, from April 2014 until August 2016. From 2007 to July 2013, Dr. Ferrante held senior positions at Millennium Pharmaceuticals, Inc. and its parent company, Takeda Pharmaceutical Company Limited (NYSE: TAK), including Chief Medical Officer and, subsequently, Oncology Therapeutic Area Head and Cambridge USA Site Head from May 2013 to July 2013. Dr. Ferrante previously held positions of increasing responsibility at Pfizer Global Research and Development and Bristol-Myers Squibb Company (NYSE: BMY). Dr. Ferrante serves on the board of directors of MacroGenics, Inc. (Nasdaq: MGNX). Dr. Ferrante also served as a director of HUTCHMED (China) Limited (Nasdaq: HCM) from 2017 until 2023, Progenics Pharmaceuticals, Inc. from 2014 until its acquisition by

Lantheus Holdings, Inc. (Nasdaq: LNTH) in 2020 and Baxalta Inc., a previously publicly-traded global biopharmaceutical company, from 2015 until its acquisition by Shire plc in 2016. She also served as an advisory board member for Kazia Therapeutics Limited (Nasdaq: KZIA) from 2016 until 2022 and Trillium Therapeutics Inc. (formerly, Nasdaq/TSX: TRIL) from 2020 until its acquisition by Pfizer Inc. in November 2021. Dr. Ferrante holds an M.D. from Georgetown University and a B.S. in Chemistry and Biology from Providence College.

We believe Dr. Ferrante is qualified to serve on our Board because of her extensive leadership, scientific, business and managerial experience in the biotechnology industry and her experience and expertise serving as a member of the board of directors of several biotechnology companies.

Matthew E. Ros. Mr. Ros has served as a member of our Board since July 2019. Mr. Ros has more than 36 years of experience in global pharmaceutical and early-stage biotechnology companies. He has a proven record of raising capital in both public and private markets, building high-performing teams, and leading turnarounds and transformations that reposition companies for sustainable, long-term growth. Most recently, Mr. Ros served as the Chief Operating Officer of Verastem, Inc. (Nasdaq: VSTM), a late-stage fully integrated commercial company, from January 2025 to December 2025. Prior to Verastem, Mr. Ros served as Chief Executive Officer and Director of Fore Biotherapeutics Inc., an early clinical-stage precision oncology company focused on recurrent central nervous system malignancies, from April 2022 to August 2023. Mr. Ros previously served as Chief Strategy and Business Officer of Epizyme, Inc., a biopharmaceutical company, from September 2018 to October 2021. He served as Chief Operating Officer of Epizyme from May 2016 to September 2018. Prior to joining Epizyme, from September 2010 to May 2016, Mr. Ros served in increasing levels of responsibility at Sanofi S.A. (Nasdaq: SNY), a multinational pharmaceutical company, most recently as Chief Operating Officer/Global Head of the Oncology business unit from December 2014 to May 2016. Prior to that role, Mr. Ros served in the rare disease business of Genzyme Corporation, a Sanofi company, where he served as Vice President and Franchise Head of its Pompe disease unit from September 2012 to December 2014, and also served as the Associate Vice President and Iniparib Global Brand Leader in Sanofi’s Oncology business unit from September 2010 to September 2012. From October 2007 to June 2010, Mr. Ros served at ARIAD Pharmaceuticals, Inc., a global oncology company, most recently as Senior Vice President, Commercial Operations. He started his pharmaceutical career in Bristol-Myers Squibb’s Oncology Division, serving in roles with increasing responsibility from 1990 to 2007. He received a B.S. from the State University of New York, College at Plattsburgh and completed the Executive Education Program in Finance and Accounting for the Non-Financial Manager at Wharton School of the University of Pennsylvania.

We believe Mr. Ros is qualified to serve on our Board because of his extensive leadership, executive, managerial and business experience with life sciences companies.

Class II Director Nominees

Chris Cain, Ph.D. Dr. Cain has served as a member of our Board since July 2020. Dr. Cain has served as Director of Research at Fairmount Funds Management LLC (“Fairmount”), a healthcare investment firm, since April 2020. From February 2019 to February 2020, Dr. Cain served as Vice President at Samsara BioCapital, a biotherapeutics-focused venture capital fund. Prior to that role, Dr. Cain worked at Apple Tree Partners, a life sciences-focused venture capital fund, from 2016 to January 2019, and at RA Capital Management, an investment management company, before that. Previously, Dr. Cain was a writer and editor at BioCentury Publications. Dr. Cain currently serves on the board of directors of Jade Biosciences, Inc. (Nasdaq: JBIO), Viridian Therapeutics, Inc. (Nasdaq: VRDN) and Damora Therapeutics, Inc. (Nasdaq: DMRA). Dr. Cain received his B.A. from the University of California, Santa Barbara and his Ph.D. in Biochemistry and Molecular Biology from the University of California, San Francisco.

We believe Dr. Cain is qualified to serve on our Board because of his extensive leadership, scientific, business and managerial experience in the biotechnology industry.

Arlene M. Morris. Ms. Morris has served as a member of our Board since July 2019. Ms. Morris has served as Chief Executive Officer of Willow Advisors, a consultancy advising biotech companies on financing, strategy and business development, since 2015. Previously, she spent over a decade leading public biotechnology companies. From 2012 to 2015, Ms. Morris served as Chief Executive Officer of Syndax Pharmaceuticals Inc. (Nasdaq: SNDX), a biopharmaceutical company focused on the development and commercialization of an epigenetic therapy for treatment-resistant cancers. Prior to this, she served as President and Chief Executive Officer of Affymax Inc. (OTCMKTS: AFFY), a biotechnology company, where she led the company through the development of peginesatide (Omontys®). She spent 15 years at Johnson & Johnson (NYSE: JNJ), a pharmaceutical company, in marketing, sales and senior level business development positions. Ms. Morris served on the board of directors of Viveve Medical, Inc. (OTCMKTS: VIVE) from 2016 to 2022, Dimension Therapeutics, Inc. (formerly, Nasdaq: DMTX) from 2015 to 2018, Neovacs, SA (Euronext: ALNEV) from 2011 to 2020 and TC BioPharm (Holdings) PLC (formerly, Nasdaq: TCBP) from 2022 to 2025. She was also a director of Biodel Inc., a specialty pharmaceutical company, from 2015 until its merger with Albireo Limited in 2016. Ms. Morris is currently a member of the board of directors of Palatin Technologies, Inc. (NYSE: PTN), Viridian Therapeutics, Inc. (Nasdaq: VRDN), Edgewise Therapeutics, Inc. (Nasdaq: EWTX) and the Charleston Animal Society. Ms. Morris received her B.A. in Biology and Chemistry from Carlow College.

We believe Ms. Morris is qualified to serve on our Board because of her extensive leadership, executive, managerial and board experience within pharmaceutical and biotechnology industries.

Todd Shegog. Mr. Shegog has served as a member of our Board since February 2021. Mr. Shegog has more than 25 years of financial, operations, corporate strategy and compliance expertise in the biotechnology and pharmaceutical industries. He served as Senior Vice President and Chief Financial Officer of Forma Therapeutics, Inc. (formerly, Nasdaq: FMTX), a clinical-stage biopharmaceutical company, from September 2019 through its acquisition by Novo Nordisk in October 2022. Prior to Forma Therapeutics, Mr. Shegog served as Chief Financial Officer of Synlogic, Inc. (Nasdaq: SYBX), a clinical-stage biopharmaceutical company, where he directed the company’s financial strategy and management as well as facilities and information systems from September 2016 to September 2019. From April 2014 to August 2016, Mr. Shegog served as Senior Vice President and Chief Financial Officer at Forum Pharmaceuticals, Inc., an early-stage biopharmaceutical company, where he was responsible for finance, operations and information systems during their pursuit of innovative therapies for schizophrenia and Alzheimer’s disease. He also served as the Chief Financial Officer of Millennium Pharmaceuticals, Inc., now Takeda Oncology, where he was responsible for management of the company’s financial resources, corporate planning, financial reporting and compliance from 1998 to 2014. Mr. Shegog earned a B.S. in Electrical Engineering from Lafayette College and an M.B.A. from the Tepper School of Management at Carnegie Mellon University.

We believe Mr. Shegog is qualified to serve on our Board because of his financial expertise and extensive leadership, executive, managerial and business experience with life sciences companies.

Class III Directors Continuing in Office

Andrew Robbins. Mr. Robbins has served as our Chief Executive Officer, President, principal executive officer and a member of our Board since October 2020. Prior to joining the Company, Mr. Robbins served as Chief Operating Officer at Array BioPharma Inc., a pharmaceutical company, from March 2015 through its acquisition by Pfizer Inc. (NYSE: PFE), a pharmaceutical company, in July 2019, where he was responsible for sales and marketing, corporate strategy, business development, manufacturing and supply chains, after serving as its Senior Vice President, Commercial Operations from July 2012 to March 2015. From January 2007 to July 2012, Mr. Robbins held management positions at Hospira, Inc., a pharmaceutical and medical device company, including General Manager and Vice President of the U.S. Alternate Site business unit and Vice President of Corporate Development. Prior to Hospira, Mr. Robbins held commercial and leadership positions within Pfizer’s oncology unit. Mr. Robbins previously served on the boards of directors of Turmeric Acquisition Corporation from 2020 to 2022 and Harpoon Therapeutics, Inc. from 2020 through its acquisition by Merck in March 2024.

Mr. Robbins holds an M.B.A. from the Kellogg School of Management, Northwestern University and a bachelor’s degree from Swarthmore College.

We believe Mr. Robbins is qualified to serve on our Board because of his extensive commercial, development and strategic leadership experience in the pharmaceutical industry.

Peter Harwin. Mr. Harwin has served as a member of our Board since July 2020. Mr. Harwin is a Founding Partner at Fairmount, a healthcare investment firm he co-founded in April 2016. Prior to Fairmount, Mr. Harwin served as a member of the investment team at Boxer Capital, LLC, part of the Tavistock Group, based in San Diego. Mr. Harwin serves as chairman of the board of directors of Crescent Biopharma, Inc. (Nasdaq: CBIO) and on the board of directors of Apogee Therapeutics, Inc. (Nasdaq: APGE), Spyre Therapeutics, Inc. (Nasdaq: SYRE), Oruka Therapeutics, Inc. (Nasdaq: ORKA), Damora Therapeutics, Inc. (Nasdaq: DMRA) and Paragon Therapeutics, Inc. He previously served on the board of directors of Viridian Therapeutics, Inc. (Nasdaq: VRDN) from October 2020 to March 2025. Mr. Harwin received his Bachelor of Business Administration from Emory University.

We believe Mr. Harwin is qualified to serve on our Board because of his extensive leadership, executive, managerial and board experience within pharmaceutical and biotechnology industries.

Board Recommendation

The Board recommends a vote “FOR ALL” of the Class II director nominees set forth above.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2026. In this Proposal 2, we are asking stockholders to vote to ratify this selection. Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of PwC as the Company’s independent auditor is not required by law or our Bylaws. However, we are seeking stockholder ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection, the committee will reconsider its selection. Even if the selection is ratified, the committee, in its discretion, may direct the selection of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

PwC has served as our independent auditor since 2015. The following table summarizes the audit fees billed and expected to be billed by PwC for the indicated fiscal years and the fees billed by PwC for all other services rendered during the indicated fiscal years. All services associated with such fees were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
Fee Category	2025	2024
Audit Fees(1)	$1,491,000	$1,135,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	218,986	281,440
All Other Fees(4)	2,000	2,000

Total Fees	$1,711,986	$1,418,440

(1)

Consists of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements and comfort letters, consents and review of documents filed with the SEC.

(2)	Consists of fees for assurance and related services associated with consultations on matters directly related to the audit.
(3)	Consists of fees for tax compliance, advice and tax services.
(4)	Consists of fees for all other services.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services performed by our independent auditor in order to ensure that these services do not impair the auditor’s independence. In accordance with these policies and procedures, we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to the pre-approval procedure described below. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent auditor during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2025 with the Company’s management and with PwC, the Company’s independent registered public accounting firm. The Audit Committee has discussed with PwC the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from PwC pursuant to applicable PCAOB requirements regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC its independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

This report is provided by the following directors, who serve on the Audit Committee:

Todd Shegog (Chair)

Arlene M. Morris

Matthew E. Ros

Board Recommendation

The Board recommends a vote “FOR” the ratification of the selection of PwC to serve as our independent registered public accounting firm.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the rules of the SEC and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our named executive officers. This non-binding, advisory vote is commonly referred to as a “say-on-pay” vote.

The say-on-pay vote is a non-binding vote on the compensation of our “named executive officers,” as described in this Proxy Statement. The say-on-pay vote is not a vote on our general compensation policies or compensation of our Board. Stockholders are urged to read the “Executive Compensation” section of the Proxy Statement, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, which discusses how our executive compensation policies and procedures implement our compensation philosophy. Our Compensation Committee and Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.

As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Unless the Board modifies its policy on the frequency of holding say-on-pay advisory votes, the next say-on-pay vote is expected to occur at our 2027 Annual Meeting of Stockholders.

Board Recommendation

The Board recommends a vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board. Our Board has adopted a set of Corporate Governance Guidelines as a framework for the governance of the Company, which is posted on our website located at https://investors.cogentbio.com/, under “Corporate Governance.”

Our Governance Structure and Philosophy

Our governance practices reflect the environment in which we operate and are designed to support our mission to deliver the next best-in-class therapies for patients with genetically defined diseases. We are a biotechnology company in an evolving industry, with a focus on developing our candidate pipeline through both business development and internal research efforts, and, like other companies in the biotechnology industry, face extreme stock price and volume fluctuations that are often unrelated or disproportionate to our operating performance. With these business environment considerations in mind, the Board believes our current governance structure enables the management team to act with deliberation and to focus on delivering long-term value to stockholders and protect minority investors from the interests of potentially short-sighted investors who may seek to act opportunistically and not in the best interests of the Company or stockholders generally. This structure includes the following elements:

•

Classified board: our directors serve three-year terms, with approximately 1/3 of the Board (instead of the entire Board) elected at each annual meeting. This helps to provide stability and continuity, permitting directors to develop and share institutional knowledge and focus on the long term, and encourages stockholders to engage directly with the Board and management team regarding significant corporation transactions.

•

Supermajority voting: the voting standard for most items is a majority of shares present, but 66 2/3% of the outstanding shares of our common stock are needed to amend certain provisions of our Certificate of Incorporation and Bylaws and remove directors. This helps protect against a small group of stockholders acting to amend our governing documents or to remove directors for reasons that may not be in the best interests of all stockholders.

•

Plurality voting for directors: our directors are elected by a plurality of votes cast (instead of a majority of votes cast), meaning the nominees with the most votes are elected. This helps avoid potential disruption to the Board and management team as a result of a “failed election.”

•

Stockholders cannot call special meetings or act by written consent: stockholders can propose business at each annual meeting (in accordance with our advance notice bylaws and Rule 14a-8) but cannot call a stockholder vote in between annual meetings or act by written consent. This helps avoid unnecessary diversion of Board and management time (potentially at the request of a limited number of stockholders acting to further short-term special interests) from executing on our long-term strategy.

Recognizing that the Company’s operating environment continues to evolve and that governance practices should not be static as a matter of course, the Board annually evaluates our governance structure to confirm it remains in the best interests of the Company and stockholders and values input from our stockholders on this topic.

Board Composition

Director Nomination Process

The Nominating Committee is responsible for, among other things, overseeing succession planning for directors and building a qualified board to oversee management’s execution of the Company’s strategy and safeguard the long-term interests of stockholders. In this regard, the committee is charged with developing and recommending Board membership criteria to the Board for approval, evaluating the composition of the Board annually to assess the skills and experience that are currently represented on the Board and the skills and experience that the Board may find valuable in the future, and identifying, evaluating and recommending potential director candidates.

In identifying potential candidates for Board membership, the Nominating Committee considers recommendations from directors, stockholders, management and others, including, from time to time, third-party search firms to assist it in locating qualified candidates. Once potential director candidates are identified, the committee, with the assistance of management, undertakes a vetting process that considers each candidate’s background, independence and fit with the Board’s priorities. As part of this vetting process, the committee, as well as other members of the Board and the CEO, may conduct interviews with the candidates. If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the full Board for appointment or nomination and to the stockholders for election at the annual meeting.

Criteria for Board Membership

In assessing potential candidates for Board membership and in assessing Board composition, the Nominating Committee considers a wide range of factors, including directors’ experience, knowledge, integrity, understanding of our business environment and specific skills they may possess that are helpful to the Company (including leadership experience, financial expertise and industry knowledge). The committee generally believes that it is important for all Board members to possess the following qualifications:

•	The candidate shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.

•	The candidate shall be highly accomplished in his or her respective field, with superior credentials and recognition.

•	The candidate shall be well regarded in the community and shall have a long-term reputation for high ethical and moral standards.

•	The candidate shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such candidate may serve.

•	To the extent such candidate serves or has previously served on other boards, the candidate shall have a demonstrated history of actively contributing at board meetings.

The Nominating Committee seeks to balance the experiences, skills and characteristics represented on the Board and does not assign specific weight to any of these factors.

The Nominating Committee generally considers a potential director candidate’s ability to contribute to the diversity of occupations, perspectives and backgrounds on the Board. The Nominating Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board. For example, our current Board of seven directors includes two directors (28%) who self-identify as female and one director (14%) who self-identifies as a member of the LGBTQ+ community.

Stockholder Recommendations for Directors

It is the Nominating Committee’s policy to consider written recommendations from stockholders for director candidates. The committee considers candidates recommended by our stockholders in the same manner as a candidate recommended by other sources. Any such recommendations should be submitted to the committee as described under “Stockholder Communications” not less than 120 days prior to the date on which the Company’s proxy statement was released to the stockholders in connection with the previous year’s annual meeting and should include the following information: (i) the name and address of record of the stockholder; (ii) a representation that the stockholder is a record holder of the Company’s securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; (iv) a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in the Corporate Governance Guidelines; (v) a description of all arrangements or understandings between the stockholder and the proposed director candidate; (vi) the consent of the proposed director candidate (1) to be named in the proxy statement relating to the Company’s annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and (vii) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Director Time Commitments

While Board members benefit from service on the boards of other companies and such service is encouraged, under the Board’s Corporate Governance Guidelines, directors are expected to limit the number of other boards on which they serve so as not to interfere with their service as a director of the Company. In this regard, the Company has adopted specific limits on the number of other public company boards upon which a director may sit. Ordinarily, directors may not serve on the boards of more than five public companies and directors who are executive officers of public companies, including the Company’s President and CEO, may not serve on the board of more than three public companies, including the Company’s Board. As part of the annual director nomination process, the Nominating Committee considers directors’ adherence to these expectations, and directors are expected to notify the Chair of the Nominating Committee before accepting a seat on the board of another corporation. Although Mr. Harwin currently serves on a total of six public company boards, after considering Mr. Harwin’s expertise, contributions to the Board, engagement on Company matters, and Board and committee meeting attendance, the Nominating Committee believes that Mr. Harwin’s continued service on the Board is in the best interests of the Company and its stockholders.

Board Leadership Structure

Mr. Harwin serves as our independent Chairman while Mr. Robbins serves as our President and CEO. Our Corporate Governance Guidelines provide our Board with the flexibility to combine or separate the positions of Chairman and CEO. Currently, the Board believes that the roles of Chairman and CEO should be separate and that the Chairman should be an independent director as this structure enables our independent Chairman to oversee corporate governance matters and our CEO to focus on leading the Company’s business.

The independent directors have the opportunity to meet in executive sessions without management present at every regular Board meeting and at such other times as may be determined by the Chairman. The purpose of these executive sessions is to encourage and enhance communication among the independent directors.

The Board believes that its programs for overseeing risk, as described under “Board Risk Oversight,” would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Director Independence

Nasdaq listing rules require a majority of a listed company’s board of directors to be comprised of independent directors who, in the opinion of the board of directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the Exchange Act.

Our Board undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of our current directors listed under “Information Regarding Director Nominees and Continuing Directors,” with the exception of Andrew Robbins, is an “independent director” as defined under the Nasdaq listing rules. Mr. Robbins is not an independent director because he is our CEO. In making such determinations, our Board considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfy the additional independence criteria applicable to directors on such committees under Nasdaq listing rules and the rules and regulations established by the SEC.

Board Committees

Our Board has a separately designated Audit Committee, Compensation Committee, Nominating Committee and Science Committee, each of which is comprised solely of independent directors with the membership and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Other than the Science Committee, each of these committees is empowered to retain outside advisors as it deems appropriate, regularly reports its activities to the full Board, and has a written charter which is posted on our website located at https://investors.cogentbio.com/, under “Corporate Governance.”

Name	Audit Committee	Compensation Committee	Nominating Committee	Science Committee
Andrew Robbins
Chris Cain, Ph.D.		X		Chair
Karen Ferrante, M.D.			Chair	X
Peter Harwin			X	X
Arlene M. Morris	X	Chair
Matthew E. Ros	X		X
Todd Shegog	Chair	X
# of Meetings in 2025	4	7	3	3

Audit Committee. The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company’s financial statements, the integrity of the financial statements and the annual review of the performance, effectiveness and independence of the outside auditor. This includes reviewing the financial information provided to stockholders and others and the adequacy and effectiveness of the Company’s internal controls. The committee also makes recommendations to the Board as to whether financial statements should be included in the Company’s Annual Report on Form 10-K.

Mr. Shegog qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC, and all members of the Audit Committee are “financially literate” under Nasdaq listing rules.

Compensation Committee. The primary responsibilities of our Compensation Committee are to periodically review and approve, or recommend to the Board for review and approval, where appropriate, the compensation and other benefits for our senior officers and directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our senior officers, evaluating the performance of these officers in light of the goals and objectives, and setting the officers’ compensation based on those evaluations. The committee also administers and makes recommendations to the Board regarding equity incentive plans that are subject to the Board’s approval and approves the grant of equity awards under the plans. For compensation matters and equity grants to our CEO and Board members, the committee makes recommendations to the Board, and the Board is responsible for reviewing and approving all such matters.

The Compensation Committee may delegate its authority to one or more subcommittees. The committee may also delegate authority to review and approve the compensation of our employees to certain of our executive officers. Even where the committee does not delegate authority, our executive officers will typically make recommendations to the committee regarding compensation to be paid to our employees and the size of equity awards under our equity incentive plans, but will not be present during voting or deliberations on their own compensation. The committee has the authority to engage outside advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The committee engaged Compensia, Inc. (“Compensia”) in 2025 to provide advice regarding the amount and form of executive and director compensation. The committee has determined that (1) the compensation consultant satisfies applicable independence criteria and (2) the compensation consultant’s work with the Company does not raise any conflicts of interest, in each case under applicable Nasdaq listing rules and the rules and regulations established by the SEC.

Compensation Committee Interlocks and Insider Participation. None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating Committee. The primary responsibilities of our Nominating Committee are to engage in succession planning for the Board, develop and recommend to the Board criteria for identifying and evaluating qualified director candidates, and make recommendations to the Board regarding candidates for election or reelection to the Board at each annual stockholders’ meeting. In addition, the committee is responsible for overseeing our corporate governance practices and making recommendations to the Board concerning corporate governance matters. The committee is also responsible for making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees.

Science Committee. The Science Committee assists our Board in overseeing that our research and development function is optimized to support our strategic goals, including to review and monitor the science, technology, process, procedures and infrastructure underlying our major discovery and development programs. The Science Committee makes recommendations to the Board regarding research and development strategies and opportunities.

Board Risk Oversight

We believe that risk management is an important part of establishing and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, focuses its oversight on the most significant risks facing the Company and on the Company’s processes to identify, prioritize, assess, manage and mitigate those risks. The committees oversee specific risks within their purview, as follows:

•

The Audit Committee has overall responsibility for overseeing the Company’s practices with respect to risk assessment and management. Additionally, the committee is responsible for overseeing management of risks related to our accounting and financial reporting processes, and, as detailed in our Annual Report on Form 10-K, information technology and cybersecurity.

•	The Compensation Committee is responsible for overseeing management of risks related to our compensation policies and programs.

•	The Nominating Committee is responsible for overseeing management of risks related to director succession planning and corporate governance practices.

Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, information technology and cybersecurity, and legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for assessing and managing risks, including implementing processes and controls to mitigate their effects on the Company.

Other Corporate Governance Practices and Policies

Director Attendance

During the year ended December 31, 2025, the Board met ten times and acted by unanimous written consent six times. During 2025, each current member of the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee. Directors are encouraged to attend the annual meeting of stockholders. All of our directors then serving on the Board attended the 2025 Annual Meeting of Stockholders.

Stockholder Communications

Stockholders and other interested parties may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

To enable the Company to speak with a single voice, as a general matter, senior management serves as the primary spokesperson for the Company and is responsible for communicating with various constituencies, including stockholders, on behalf of the Company. Directors may participate in discussions with stockholders and other constituencies on issues where Board-level involvement is appropriate. In addition, the Board is kept informed by senior management of the Company’s stockholder engagement efforts.

Code of Business Conduct and Ethics

Our Board has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is available on our website located at https://investors.cogentbio.com/, under “Corporate Governance.” We intend to disclose amendments to the code, or waivers of its requirements, on our website to the extent required by applicable rules.

Director Compensation

Non-Employee Director Compensation Policy

We adopted a policy for compensating our non-employee directors with a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairman of each committee receives a higher retainer for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our Board. The Compensation Committee periodically reviews compensation paid to our non-employee directors, considering input from the Compensation Committee’s independent compensation consultant, and makes recommendations for adjustments, as appropriate, to the full

Board. In February 2026, the Board approved changes to the outside director compensation program as reflected below in order to maintain compensation levels for our non-employee directors at the 50th percentile of our peer companies. The fees payable to non-employee directors for service on the Board and for service on each committee of the Board on which the director was or is a member in 2025 and 2026 are as follows:

	2025 Annual Retainer	2026 Annual Retainer
Board of Directors:
All non-employee directors	$45,000	$50,000
Additional retainer for Non-Executive Chairman of the Board	$35,000	$35,000
Audit Committee:
Chairman	$20,000	$20,000
Non-Chairman members	$10,000	$10,000
Compensation Committee:
Chairman	$15,000	$18,000
Non-Chairman members	$7,500	$9,000
Nominating Committee:
Chairman	$10,000	$10,000
Non-Chairman members	$5,000	$5,000
Science Committee:
Chairman	$15,000	$15,000
Non-Chairman members	$7,500	$7,500

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending any in-person Board and committee meetings.

Pursuant to our director compensation policy, directors are given the opportunity to elect to receive all or a portion of their retainer and committee fees in the form of an equity award of: (a) unrestricted shares having a grant date fair value equal to the amount (or portion thereof) of such retainer and committee fees or (b) fully vested stock options to purchase common stock based on the Black-Scholes option-pricing model as of the date of grant. Any such election must be made: (i) for any continuing non-employee director, before the start of the calendar year with respect to any cash compensation for such calendar year and (ii) for any new non-employee director, within 30 days of her or his election to the Board. Any such stock options are fully vested upon grant and expire ten years from the date of grant.

In addition, our director compensation policy provides that each new non-employee director elected to our Board receives an initial, one-time stock option grant to purchase shares of our common stock (the “Initial Award”), which vests in equal monthly installments over three years, subject to continued service as a member of the Board. Beginning in 2026, the grant date value of the Initial Award is $820,000, subject to a maximum of 46,000 options. In prior years, including 2025, the Initial Award was a grant of 89,400 stock options. In addition, each continuing non-employee director, other than a director receiving an Initial Award, receives, at the time of the Company’s annual meeting, an annual equity grant of options to purchase shares of our common stock (the “Annual Award”), which vests in full upon the earlier of the first anniversary of the date of grant or the date of the Company’s next annual meeting of stockholders, subject to continued service as a member of the Board through such date. Beginning in 2026, the grant date value of the Annual Award is $410,000, subject to a maximum of 23,000 options. In prior years, including 2025, the Annual Award was a grant of 44,700 stock options. This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Fiscal Year 2025 Director Compensation Table

The table below shows all compensation paid to or earned in 2025 by our non-employee directors. Executives who serve as directors do not receive any compensation for service as a director. The compensation received by Mr. Robbins for his service to us during 2025 as our Chief Executive Officer is presented in the 2025 Summary Compensation Table in “Executive Compensation” below.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)

Chris Cain, Ph.D.(4)	$67,500	$184,615	$252,115
Karen Ferrante, M.D.	$62,500	$184,615	$247,115
Peter Harwin(4)	$92,500	$184,615	$277,115
Arlene M. Morris	$70,000	$184,615	$254,615
Matthew E. Ros	$60,000	$184,615	$244,615
Todd Shegog	$72,500	$184,615	$257,115

(1)

Amounts represent fees earned in cash for services rendered by each member of the Board. Dr. Ferrante elected to receive her cash compensation in the form of fully vested options to purchase our common stock.

(2)

Amounts shown reflect the grant date fair value of option awards granted during 2025. The grant date fair value was computed in accordance with ASC Topic 718, disregarding the effect of estimated forfeitures related to service-based vesting. See Note 7 to the financial statements in the Company’s Annual Report on Form 10-K regarding assumptions we made in determining the fair value of option awards.

(3)

As of December 31, 2025, our non-employee directors held outstanding options to purchase the following number of shares of common stock: Dr. Cain – 223,965, Dr. Ferrante – 318,999, Mr. Harwin – 223,965, Ms. Morris – 227,548, Mr. Ros – 287,860 and Mr. Shegog – 216,800.

(4)

All or a portion of such director’s fees is remitted directly to Fairmount and such director is obligated to turn over to Fairmount any net cash or stock received from the options pursuant to their arrangement with Fairmount. The director disclaims beneficial ownership of the options and underlying shares.

CORPORATE RESPONSIBILITY

Corporate responsibility matters are a priority to us. Our Nominating Committee oversees this commitment, our corporate responsibility initiatives and progress towards related goals and targets. Our current corporate responsibility focus areas are as follows:

Our Patients

Our mission is to deliver the next best-in-class therapies for patients with genetically defined diseases – to move beyond incremental improvements and solely treating symptoms, to address the real causes of disease. We are methodical, rational and intentional in our approach to identify pragmatic solutions to complex health challenges with the goal of restoring health and allowing patients to live better, longer lives. In pursuing our mission, patient safety is of the utmost importance. We follow the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (“ICH”) guidelines on Good Clinical Practice (“GCP”) and the ethical principles that have their origin in the Declaration of Helsinki in designing and conducting our clinical trials. Our protocols are approved by national and local bodies and all of our participants undergo thorough and informed consent processes. Furthermore, we provide travel reimbursement to help reduce barriers so that patients with all backgrounds are able to participate in our clinical trials.

The safety of our drug candidates is a key priority for us. The safety profile of our drug candidates is evaluated through clinical trials, and our drug candidates are required to be manufactured in accordance with Current Good Manufacturing Practices (“cGMPs”) established by the U.S. Food & Drug Administration. We have a dedicated team who is responsible for monitoring drug safety and compliance with these regulations. In addition, our Board, as part of its oversight of our clinical development activities and related risks, regularly receives updates on the safety of our drug candidates.

Our Workforce

We believe that our future success largely depends upon our continued ability to attract and retain a group of highly skilled employees. We provide our employees with competitive salaries and bonuses, opportunities for equity ownership, development programs that enable continued learning and growth and a robust employment package that promotes well-being across all aspects of their lives, including health care, retirement planning and paid time off.

A key priority for us is maintaining a culture of integrity, transparency and accountability. As described above under “Corporate Governance,” our Code of Business Conduct and Ethics, which is the cornerstone of our compliance program, is designed to promote ethical behavior and our core values of respect, integrity, collaboration, innovation, trust and excellence throughout our operations. Our Code of Business Conduct and Ethics serves as a tool to help all of our employees recognize and report unethical conduct, while preserving our culture of honesty and accountability.

Our Environment

We currently lease our office facilities and lab spaces. Nonetheless, we periodically review our environmental impact and consider opportunities to optimize our operations. We are committed to the responsible management of hazardous materials and lab waste and have various initiatives in place to foster a more sustainable and safer environment. Our corporate headquarters are located at 275 Wyman St. in Waltham, Massachusetts, which has a LEED Platinum certification. Our research team and laboratory facilities are located at 4840 Pearl East Circle in Boulder, Colorado, which is Boulder’s first LEED-EB (Existing Building) certified building. Our Boulder research facility uses a system that recovers energy from the lab exhaust to precondition the air supplied to the labs thereby reducing the energy needed to heat and cool them. At both of our facilities, we have implemented robust composting and recycling programs, including recycling of lab-specific plastic waste streams in Boulder that are not accepted by the municipal program, and we aim to reduce our water use and consumption of single-use plastics. We also provide certain commuter benefits, including bike-to-work and public transportation subsidies, and have a flexible work-from-home program for certain roles to help reduce carbon emissions.

Our Community

We are committed to the communities in which we operate. The Company and our employees participate in multiple charitable endeavors each year. We also believe it is important to invest in the next generation of scientists, and we have engaged with local schools and students in the Boston and Boulder areas to facilitate interest in the science and technology fields.

EXECUTIVE OFFICERS

Biographical and other information regarding our executive officers is set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age (as of April 23)	Position
Andrew Robbins(1)	50	Chief Executive Officer, President and Director
John Green	45	Chief Financial Officer
Evan Kearns	45	Chief Legal Officer and Corporate Secretary
Cole Pinnow	51	Chief Commercial Officer
John Robinson, Ph.D.	52	Chief Scientific Officer
Jessica Sachs, M.D.	51	Chief Medical Officer

(1)	For Mr. Robbins’s biographical information, see “Information Regarding Director Nominees and Continuing Directors” above.

John Green. Mr. Green has served as our Chief Financial Officer, principal accounting officer and principal financial officer since July 2020. Prior to his promotion, Mr. Green was our Vice President of Finance and Controller from April 2018 to June 2020. Mr. Green brings more than 20 years of strategic finance and accounting experience to his position, nearly half of which has been in the biotechnology industry for both public and private companies. Prior to joining the Company, Mr. Green served as Principal Accounting Officer at Merrimack Pharmaceuticals, Inc. (formerly, Nasdaq: MACK), a biopharmaceutical company, from March 2017 to June 2018. Mr. Green is a Chartered Professional Accountant and holds a B.S. in Chemistry and Biology from Acadia University.

Evan Kearns. Mr. Kearns has served as our Chief Legal Officer and Corporate Secretary since May 2021 and is responsible for the Company’s legal and compliance functions. Mr. Kearns has nearly 20 years of experience in and serving the biotechnology industry. Prior to joining the Company, Mr. Kearns served as Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at Agenus Inc. (Nasdaq: AGEN), a biotechnology company, from July 2018 to April 2021, where he was responsible for corporate and securities law matters, as well as M&A, financing and licensing transactions and corporate governance matters. From December 2017 to July 2018, he served as Vice President, Associate General Counsel at Agenus in a similar capacity. Before joining Agenus, he served as a life sciences corporate associate in the Boston office of Goodwin Proctor LLP, an international law firm. Mr. Kearns received his J.D. from the University of Toledo College of Law and his B.A. in Economics from Colby College.

Cole Pinnow. Mr. Pinnow has served as our Chief Commercial Officer since May 2024. Prior to joining the Company, he served at Pfizer Inc. (NYSE: PFE), a biopharmaceutical company, as the Global Franchise Lead for its Genitourinary, Lung and/or Breast Oncology Businesses from May 2022 to May 2024. In this role, he oversaw the global launch and lifecycle strategy for various products. Before that, he served as President of Pfizer Canada from January 2020 to May 2022, where he was accountable for the company’s operations within Canada, including sales, marketing, access and government relations. He led Pfizer Canada’s Essential Health and Hospital Businesses from May 2018 to December 2019. From September 2015 to April 2018, he also served as Vice President of a U.S. commercial business unit at Pfizer. From May 2004 to September 2015, Mr. Pinnow held management positions at Hospira, Inc., a global pharmaceutical and medical device company. He holds an M.B.A. from the University of Chicago Booth School of Business, an M.S. in Microbiology from Iowa State University, and a Bachelor’s Degree in Biology from St. Olaf College.

John Robinson, Ph.D. Dr. Robinson has served as our Chief Scientific Officer since April 2021. He has over 20 years of small molecule drug discovery experience. Prior to joining the Company, Dr. Robinson served as Vice President of Medicinal Chemistry at Pfizer Boulder Research and Development, a drug discovery and development center, from July 2019 to March 2021, where he was responsible for leading the medical chemistry small molecule research team. From December 2002 to July 2019, he served in a variety of scientific and leadership positions at Array BioPharma Inc., a biopharmaceutical company, including most recently as Executive Director and Head of Chemistry. Dr. Robinson received his B.S. in Biochemistry from Indiana University of Pennsylvania and his Ph.D. in Synthetic Organic Chemistry from the University of Delaware.

Jessica Sachs, M.D. Dr. Sachs has served as our Chief Medical Officer since June 2019. Prior to assuming this role, she served as our Vice President of Clinical Sciences from April 2017 to June 2019, and she was responsible for the clinical development strategy and medical and translational oversight of the Cogent portfolio. Dr. Sachs has over 25 years of experience in oncology and pediatrics. From 2012 to April 2017, Dr. Sachs served as Senior Medical Director of Clinical Research at Takeda Pharmaceutical Company Limited (NYSE: TAK), a global biopharmaceutical company, where she led multiple clinical programs in oncology and transplantation. From 2010 to 2012, Dr. Sachs was Associate Director at Genzyme Corporation, a biotechnology company, where she was responsible for post-marketing safety surveillance and risk management activities for a variety of oncology products. Dr. Sachs has been a faculty member of the Harvard Medical School since 2007 and is an Assistant in Pediatrics in the Division of Pediatric Hematology/Oncology at the Massachusetts General Hospital. She completed her fellowship in pediatric hematology and oncology at the Dana Farber Cancer Institute and Children’s Hospital Boston. Dr. Sachs received her M.D. from Washington University in St. Louis and her B.S. from Duke University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our compensation philosophy and each element of our executive compensation program with regard to the compensation awarded to, earned by, or paid to our named executive officers (“NEOs”) during our fiscal year ended December 31, 2025.

For the fiscal year ended December 31, 2025, our NEOs were:

Name	Position

Andrew Robbins	Chief Executive Officer
John Green	Chief Financial Officer
Jessica Sachs, M.D.	Chief Medical Officer
John Robinson, Ph.D.	Chief Scientific Officer
Cole Pinnow	Chief Commercial Officer

Business Highlights

We are a late, clinical-stage biotechnology company focused on developing precision therapies for genetically defined diseases. Our approach is to design rational precision therapies that treat the underlying cause of disease and improve the lives of patients. Our most advanced program is bezuclastinib, also known as CGT9486, a highly selective tyrosine kinase inhibitor that is being studied in patients with Systemic Mastocytosis (“SM”) and advanced gastrointestinal stromal tumors (“GIST”). Fiscal year 2025 business highlights include:

Announced positive results from all three registrational clinical trials with bezuclastinib and are preparing for our first commercial launch as we seek regulatory approval across three separate indications.

•

Phase 3 PEAK Trial: PEAK is a randomized, open-label, global Phase 3 clinical trial evaluating bezuclastinib in combination with sunitinib vs. sunitinib alone in GIST patients previously treated with imatinib. In November 2025, we announced positive top-line results, making PEAK the first positive Phase 3 trial in second-line GIST patients in over 20 years. Highlights included 16.5 months median progression free survival (“mPFS”) for bezuclastinib plus sunitinib compared to 9.2 months mPFS for sunitinib monotherapy and 46% objective response rate (“ORR”) reported for bezuclastinib combination compared to 26% ORR for sunitinib monotherapy. In addition, the safety profile of the bezuclastinib combination was well tolerated with no unique risks observed with the combination when compared to the known safety profile of sunitinib. Following the announcement of our Phase 3 PEAK data, our market capitalization increased dramatically to over $7.0 billion before the end of 2025. In January 2026, bezuclastinib was granted Breakthrough Therapy Designation for this patient population and the U.S. Food and Drug Administration (“FDA”) agreed to accept our New Drug Application (“NDA”) under its Real-Time Oncology Review (“RTOR”) program. Shortly thereafter, we initiated the NDA submission under RTOR, and we completed the NDA submission in March 2026.

•

Phase 2 SUMMIT Trial: SUMMIT is a randomized, blinded, global, registration-directed clinical trial evaluating bezuclastinib vs. placebo in patients with NonAdvanced SM (“NonAdvSM”). In July 2025, we announced positive top-line results from SUMMIT showing that the trial achieved statistical significance across all primary and key secondary endpoints. In December 2025, we presented the full trial results at the American Society of Hematology (“ASH”) annual meeting. Key findings included (i) clear clinical benefit across all symptom domains, including significant improvements across 11 individual symptoms and the most severe symptom at baseline, (ii) reduction in objective measures of disease, including serum tryptase, correlating with improvements in symptom severity, representing the first demonstration of this relationship in NonAdvSM patients and (iii) 48-week data showing continued deepening of symptomatic improvement over time. In December 2025, we submitted our first NDA for bezuclastinib in patients with NonAdvSM, and in March 2026, we announced that the FDA has accepted our NDA and assigned a Prescription Drug User Fee Act target action date of December 30, 2026.

•

Phase 2 APEX Trial: APEX is our registration-directed global, open-label, multi-center, Phase 2 clinical trial in patients with Advanced SM (“AdvSM”) evaluating the safety, efficacy, pharmacokinetic, and pharmacodynamic profiles of bezuclastinib. In December 2025, we announced positive topline results from APEX showing (i) rapid and deep clinical benefit, with an objective response rate (CR+CRh+PR+CI) of 57% per mIWG criteria and 80% per PPR criteria and (ii) a powerful effect on mast cell burden, with 89% of patients achieving a ≥50% reduction in bone marrow mast cells or clearance of aggregates. We expect to submit our NDA for bezuclastinib in patients with AdvSM in the first half of 2026.

Preparing for commercialization: Pending regulatory approval, we expect to launch bezuclastinib commercially in the United States in the second half of 2026. In 2025, we made significant progress on building out our internal commercial organization as we prepare for anticipated launch. We expect that our commercial organization will ultimately include up to 100 employees inclusive of both home office and field-based employees.

Significantly strengthened balance sheet: In July 2025, following our announcement of positive top-line results for SUMMIT, we completed a successful, over-subscribed and upsized underwritten public offering of common stock, resulting in net proceeds of approximately $215.8 million. In November 2025, following our announcement of positive top-line results for PEAK, we completed a successful, over-subscribed and upsized concurrent public offerings of common stock and convertible senior notes, resulting in net proceeds of approximately $546.8 million. We ended 2025 with approximately $901 million in cash, cash equivalents and marketable securities, which we believe will be sufficient to fund our operating expenses and capital expenditure requirements into 2028, including through potential FDA approval of bezuclastinib and commercial launch for SM and GIST.

Advanced our research pipeline: In 2025, we submitted Investigational New Drug Applications (“INDs”) for our novel and internally-developed ErbB2 mutant and PI3Ka programs. Both of these programs are now in the clinic in Phase 1 dose escalation studies. In addition, in October 2025, we shared progress on our internally-developed KRAS(ON/OFF) inhibitor CGT1263 in a poster at the 2025 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, which demonstrated clear selectivity over HRAS and NRAS, with picomolar (“pM”) activity across a broad panel of KRAS mutant cell lines. Finally, in December 2025, we presented initial preclinical results from our novel, potent, selective JAK2 V617F inhibitor CGT1145 at the ASH annual meeting. These results showcased greater than 100-fold selectivity for JAK2 V617F mutations over JAK2 WT inhibition, positioning CGT1145 with a potential best-in-class profile.

Stockholder Outreach

Stockholder Advisory Vote on Executive Compensation

Each year, our stockholders are provided the opportunity to cast an advisory vote on the compensation of our named executive officers (the “say-on-pay” vote) and the Compensation Committee considers the outcome of the prior year’s say-on-pay vote when making decisions relating to the compensation of our named executive officers and our executive compensation programs. We received 99% support for our say-on-pay proposal at our 2025 Annual Meeting of Stockholders, representing strong support of our executive compensation programs. We did not make any changes to our executive compensation programs as a result of the say-on-pay vote.

Compensation Highlights

Our Compensation Committee believes that executive compensation should be directly linked to short-term and long-term performance. A few of the key decisions made by the Compensation Committee aligned with such philosophy are as follows:

•

Base salary adjustments: In January 2025, each named executive officer received a 4% base salary increase. In December 2025, we moved the timing of our annual compensation review and evaluated our named executive officers’ base salaries again, with the adjusted base salary increases ranging from 4.5% to 15.8%, becoming effective December 1, 2025. Salary increases were generally based on competitive market positioning and take into account individual responsibilities, performance and experiences. In particular, the December 2025 increases were implemented after consideration of our performance to date in 2025, including the dramatic increase in our market capitalization following the announcement of our Phase 3 PEAK data and informed by our newly-established peer group, as described in more detail below.

•

Annual bonuses linked to pre-determined milestone performance goals: Annual bonuses for our named executive officers paid out at 135% of target based on the achievement of the corporate performance goals and the Compensation Committee’s evaluation of overall performance for the year.

•

Grant of new PSUs and vesting of outstanding PSUs: Because the outstanding performance-based restricted stock units (“PSUs”) were nearing the completion of the three-year performance period, in September 2025, the Compensation Committee determined it was appropriate to grant new PSU awards with a three-year performance period ending in December 2028. The Compensation Committee does not intend to grant additional PSU awards until September 2028 or later. In December 2025, the Compensation Committee determined that the performance goals applicable to the outstanding PSUs had been achieved at the maximum level and approved the vesting of such PSUs.

•	2025 annual stock option grants at the 50th percentile of peer group: In early 2025, our named executive officers received stock option grants generally at the 50th percentile of our peer group.

•

Adjustment of annual equity grant timing: In December 2025, the Compensation Committee determined to move the timing of annual equity grants from January to December of each year as part of its adjustment to the timing of its annual compensation review process. As a result, our named executive officers received additional annual equity awards consisting of time-based stock options and time-based restricted stock units, and will not receive additional annual time-based equity award grants until December 2026. The equity awards granted in December 2025 are generally at the 50th percentile of our peer group.

•	Pay mix is highly “at risk”: The percentage of pay that is “at risk” for our CEO and other named executive officers is 97% and 94%, respectively, helping us align pay with performance.

Compensation Philosophy and Objectives

Our executive officer compensation program focuses on attracting, retaining and rewarding executive officers in order to promote our long-term success. In setting compensation levels and designing the elements of our program, we seek to establish overall compensation levels that are internally equitable and competitive with the talent market. We review our executive officer compensation program on an annual basis with the goal of motivating our executive team to achieve our strategic goals and aligning them with the interests of our stockholders. In particular, we seek to:

•	align the base salary and target annual incentive compensation of our executive officers with market practices by targeting the 50th percentile of our peer group;

•	focus a significant portion of our executive officers’ compensation on short-term and long-term incentive; and

•	provide balanced incentives that motivate our executives to achieve our short-term and long-term goals without incentivizing executives to take excessive risks.

The Compensation Committee has historically compensated executive officers with three primary compensation components: a base salary, an annual bonus opportunity, and equity-based compensation. The Compensation Committee believes that cash compensation in the form of base salary and an annual bonus opportunity provides our executive officers with short-term rewards for success in achieving annual goals and objectives, and that long-term compensation through the award of stock options, restricted stock units (“RSUs”) and PSUs aligns the objectives of management with those of our stockholders with respect to long-term performance and success of the Company.

In setting compensation levels for our executive officers, the Compensation Committee considers a variety of factors, including peer group survey data, tenure, role, responsibilities, performance, and competitive market practices. Compensation paid to our named executive officers is delivered primarily through at-risk pay, based on both short-term and long-term incentives.

In addition to our compensation elements, the following compensation program features are designed to align our executive team’s interests with stockholder interests and market best practices.

Best Practice Highlights

Use of Independent Compensation Consultant: The Compensation Committee receives objective advice from its independent compensation consultant.
No Perquisites in 2025: We generally do not provide perquisites and, consistent with such approach, our NEOs did not receive any perquisites in 2025.
Clawback Policy: The Board has adopted a clawback policy applicable to all incentive payments and performance-based equity awards granted to executive officers.

Peer Group Analysis: The Company reviews total direct compensation (base salary, annual cash incentive and long-term incentive payments) and the mix of the compensation components for the named executive officers relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers.

No Hedging: The Company has adopted a policy prohibiting hedging of Company stock.
No Excise Tax Gross-Ups: Our named executive officers are not entitled to any such gross-up.

Process for Setting Compensation

Our Board and Compensation Committee review compensation practices and philosophy annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, they consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and our desire to incentivize a long-term commitment to our Company. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are an important factor that the Compensation Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace, and we generally target the 50th percentile of our peer group, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, bonus and long-term incentives.

Our Compensation Committee is responsible for approving all executive compensation matters, and in the case of our CEO, recommends to the Board for approval, as appropriate. Our Compensation Committee reviews and discusses management’s proposed compensation with the CEO for all executives other than the CEO. Based on those discussions and its discretion, taking into account the factors noted above, the Compensation Committee then determines the compensation for each executive officer, and in the case of the CEO, recommends to the Board for approval, as appropriate. In 2025, the Compensation Committee retained the services of Compensia as its external compensation consultant, and the Board and the Compensation Committee considered Compensia’s input on certain compensation matters as they deemed appropriate. Pursuant to the factors set forth in Item 407 of Regulation S-K of the Exchange Act, the Compensation Committee has reviewed the independence of Compensia and conducted a conflicts of interest assessment (taking into consideration factors specified in the Nasdaq listing standards) and has concluded that Compensia is independent and its work for the Compensation Committee has not raised any conflicts of interest. No other fees were paid to Compensia except fees related to its services to the Compensation Committee.

Use of a Peer Group

While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are an important factor that the Compensation Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace. Market data is one element considered by the Compensation Committee when making executive compensation decisions, but the Compensation Committee does not set compensation levels based solely on market data. Rather, the Compensation Committee reviews the 25th, 50th and 75th percentiles of relevant market data as one frame of reference in making its executive compensation decisions. Final executive compensation decisions reflect a variety of factors, including each executive’s experience, performance rating, and the relative importance of the executive’s role within the organization, as well as where each executive’s pay level falls relative to the market data.

In order to evaluate the level of compensation for our named executive officers for 2025, in August 2024, our Compensation Committee, using information provided by Compensia, established a peer group of publicly traded companies in the biotechnology and pharmaceutical industries generally based on a balance of the following criteria, with certain limited exceptions such as for foreign companies and companies we consider to be close competitors who may fall outside the criteria below:

•	companies that are headquartered in the United States;

•	companies with comparable market capitalizations (i.e., in the range of $376 million to $3.42 billion);

•	companies that are generally in clinical development-stage and in Phase 2 or Phase 3 trials; and

•	companies with clinical pipelines that are mostly comprised of oncology or immunology products.

As a result of M&A activity and certain companies moving below or above our market capitalization range, we added three companies and removed four companies from our prior year’s peer group. Our peer group used to inform 2025 compensation decisions was comprised of the following companies in the biotechnology and pharmaceutical industries:

Allogene Therapeutics, Inc.	Immunome, Inc.
AnaptysBio, Inc.	Iovance Biotherapeutics, Inc.
Arcus Biosciences, Inc.	Kiniksa Pharmaceuticals, Ltd.
Arvinas, Inc.	Kura Oncology, Inc.
Bicycle Therapeutics plc	Nuvalent, Inc.
Blueprint Medicines Corporation	Relay Therapeutics, Inc.
Celldex Therapeutics, Inc.	SpringWorks Therapeutics, Inc.
Day One Biopharmaceuticals, Inc.	Syndax Pharmaceuticals, Inc.
Erasca, Inc.	Tyra Biosciences, Inc.
IGM Biosciences, Inc.	Xencor, Inc.

In December, 2025, as a result of the transformative and positive results of our Phase 3 PEAK, which boosted our market capitalization to over $7.0 billion, our Compensation Committee reassessed the peer group with the assistance of Compensia and established a new peer group of publicly traded companies in the biotechnology and pharmaceutical industries generally based on a balance of the following criteria, with certain limited exceptions such as for foreign companies and companies we consider to be close competitors who may fall outside the criteria below, that was used to inform the compensation decisions made in December 2025:

•	companies that are headquartered in the United States;

•	companies with comparable market capitalizations (i.e., in the range of $1.9 billion to $17 billion); and

•	companies that are in either late-stage clinical development or early commercialization.

Our peer group established in December of 2025 was comprised of the following companies in the biotechnology and pharmaceutical industries:

Amicus Therapeutics, Inc.	IDEAYA Biosciences, Inc.
Apellis Pharmaceuticals, Inc.	Immunovant, Inc.
Arcus Biosciences, Inc.	Kiniksa Pharmaceuticals, Ltd.
Blueprint Medicines Corporation	Mirum Pharmaceuticals, Inc.
BridgeBio Pharma, Inc.	Nuvalent, Inc.
CG Oncology, Inc.	Revolution Medicines, Inc.
Corcept Therapeutics Incorporated	SpringWorks Therapeutics, Inc.
Crinetics Pharmaceuticals, Inc.	TG Therapeutics, Inc.
Cytokinetics, Incorporated	Ultragenyx Pharmaceutical Inc.

Key Elements of Compensation

Base Salary

Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions, and has been established by our Board taking into account each individual’s role, responsibilities, skills and experience. Base salaries for our named executive officers are reviewed annually by our Compensation Committee, typically in connection with our annual performance review process, and adjusted from time to time, based on the recommendation of the Compensation Committee, to realign salaries with market levels after taking into account individual responsibilities, performance and experiences. In early 2025, each NEO’s base salary was increased by 4% after consideration of the foregoing factors. In addition, in connection with the adjustment in timing of our annual compensation review process from January to December, in

December 2025, we further adjusted our NEOs’ base salaries with increases ranging from 4.5% to 15.8%. These increases took into account the foregoing factors, including the change in our peer group as a result in the increase in our market capitalization following the transformative and positive results of our Phase 3 PEAK trial. In particular, the Compensation Committee determined it was advisable to provide a 4.5% merit increase for each NEO or, if larger, an increase that would position the NEO at approximately the 50th percentile of our new peer group. The Compensation Committee does not intend to modify base salaries again until its next annual review in December 2026. The 2025 base salaries of our NEOs are set forth in the tables below:

Name	Base Salary Established in January 2025	2024 Base Salary	Percentage Change
Andrew Robbins	$720,000	$692,000	4.0%
John Green	$509,626	$490,025	4.0%
Jessica Sachs	$548,533	$527,436	4.0%
John Robinson	$531,206	$510,775	4.0%
Cole Pinnow	$478,400	$460,000	4.0%

Name	Base Salary Established in December 2025	Base Salary Established in January 2025	Percentage Change
Andrew Robbins	$812,000	$720,000	12.8%
John Green	$537,000	$509,626	5.4%
Jessica Sachs	$573,217	$548,533	4.5%
John Robinson	$555,110	$531,206	4.5%
Cole Pinnow	$554,000	$478,400	15.8%

Annual Bonus

Our Board or Compensation Committee may approve annual bonuses for our named executive officers based on Company performance as compared to the goals and objectives established by the Board at the beginning of each year or as otherwise determined appropriate.

All executive officers are assigned annual bonus targets, expressed as a percent of base salary, based on each executive officer’s accountability, scope of responsibilities, and potential impact on performance, as well as peer group competitive data for similarly situated positions. For 2025, Mr. Green’s target bonus was increased from 40% to 45% of his base salary after consideration of the foregoing factors. The table below sets forth the target bonus for each NEO for 2025 and 2024:

Name	2025 Target Bonus (% of Base Salary)	2024 Target Bonus (% of Base Salary)
Andrew Robbins	60%	60%
John Green	45%	40%
Jessica Sachs	45%	45%
John Robinson	45%	45%
Cole Pinnow	40%	40%

Payments under the annual bonus plan in 2025 were based on achievement of the performance goals and weightings listed below, with each goal allowing for a threshold achievement (70% payout), target achievement (100% payout) and upside achievement (130% payout). The table below sets forth the performance goal categories and relative weightings:

Performance Goals	Relative Weighting
Continue to advance our research and discovery programs	25%
Advance our early clinical programs into and through dose escalation studies	10%
Achieve and present positive results from each of our bezuclastinib registrational trials	55%
Strengthen balance sheet and maintain cash runway through regulatory approval and commercial launch	10%
Total:	100%

In establishing these goals, the Board selected performance goals that it considered aggressive, meaning that they are goals that were considered achievable, but only with a high degree of diligence and success in execution. Even with high diligence and success in execution, the goals related to the achievement of positive results from each of our bezuclastinib registrational trials were beyond the control of the NEOs and instead required successful trial results. Though beyond the control of the NEOs, the Board nevertheless determined that it would have been inappropriate to award NEOs with the maximum upside achievement if the trials were ultimately unsuccessful.

In assessing performance against goals, the Compensation Committee reviewed each goal and determined whether or not it was achieved. For all goals combined, the Compensation Committee determined an overall 135% achievement for fiscal year 2025. The Compensation Committee approved payout above the 130% upside permitted under the annual bonus plan as a result of the Company’s transformative year, with three (3) positive pivotal trials and a substantial increase in market capitalization to over $7.0 billion. As a result, the Compensation Committee approved the following bonuses for performance in 2025 as set forth in the table below. In accordance with SEC rules, amounts in excess of the 130% maximum permitted under the annual bonus plan appear as compensation in the “Bonus” column of the Summary Compensation Table.

Name	2025 Bonus Earned	Bonus Achieved (as % of Target)
Andrew Robbins	$583,200	135%
John Green	$309,598	135%
Jessica Sachs	$333,234	135%
John Robinson	$322,708	135%
Cole Pinnow	$258,336	135%

Long-Term Incentive Compensation

Our equity grant program is intended to recognize the contributions of our named executive officers to the achievement of corporate objectives, to align their interests with those of our stockholders by creating value tied to the performance of our stock price, and for retention purposes. In determining the form and value of an annual grant, the Compensation Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and our overall performance relative to corporate objectives. The Compensation Committee also may grant equity awards to new executive officer hires or special awards upon promotion or for retention. Historically we have granted annual equity awards in the first quarter of each year, but in December 2025, we shifted the timing of our executive compensation review and determined that executive compensation decisions will be made in December of each year moving forward. As a result, annual stock option grants were awarded to our named executive officers in January 2025 and such awards vest monthly over a four-year period, subject to continued service through each such vesting date. In addition, in December of 2025, we made additional annual equity grants to our named executive officers consisting of time-based stock options that vest monthly over a four-year period, subject to continued service through each such vesting date, and, we introduced time-based restricted stock units to our annual long-term incentive program to align with market practice and our updated peer group.

RSUs vest in four equal annual installments on each anniversary of the grant date, subject to continued service through each such vesting date. Because of the change in timing of our annual equity awards, our named executive officers will not receive additional annual equity grants until December of 2026. In accordance with SEC rules, the awards granted in December of 2025 will appear as compensation with respect to fiscal year 2025 in our Summary Compensation Table and Grants of Plan-Based Awards Table.

Each of our named executive officers was previously granted PSUs subject to a three-year performance period scheduled to end in February 2026. Our named executive officers could earn between 0% and 200% of the target amount of their PSU award based on achievement of specified stock price hurdles and/or research and development milestones over the performance period. The PSUs were considered a one-time award for a three-year period as part of an incentive and retention program for the Company’s senior leadership team through an important three-year period, and the Board believes that the PSU program is closely aligned with stockholder interests given that the vast majority of the program is directly tied to significant stock price appreciation. The table below indicates the target and maximum number of shares that each named executive officer could earn subject to achievement of the performance goals:

Name	Target PSUs	Max PSUs
Andrew Robbins	420,000	840,000
John Green	150,000	300,000
Jessica Sachs	160,000	320,000
John Robinson	160,000	320,000
Cole Pinnow	108,000	214,000

In December of 2025, the Compensation Committee acknowledged that the PSUs had been achieved at the maximum level based on the volume-weighted average price of our common stock exceeding a pre-determined stock price for a pre-determined number of days following our transformative Phase 3 PEAK trial results, and thus approved vesting of the PSUs at such time.

In September 2025, given that the outstanding PSUs were nearing the end of the three-year performance period, the Compensation Committee determined it was advisable to introduce a new PSU program to continue to serve as an incentive and retention program for the Company’s senior leadership team through the next three-year period, which remains critical to the Company’s success as we seek regulatory approval of bezuclastinib across three indications and transition into a commercial organization with our first anticipated commercial launch. Our named executive officers can earn between 0% and 200% of the target amount of their PSU award based on achievement of specified stock price hurdles or development and commercial milestones over a performance period ending in December 2028. The Board believes that the PSU program continues to be closely aligned with stockholder interests given that the vast majority of the program is directly tied to significant stock price appreciation. The table below indicates the target and maximum number of shares that each named executive officer could earn subject to achievement of the performance goals:

Name	Target PSUs	Max PSUs
Andrew Robbins	500,000	1,000,000
John Green	175,000	350,000
Jessica Sachs	225,000	450,000
John Robinson	225,000	450,000
Cole Pinnow	225,000	450,000

Any PSUs earned during the performance period based on the achievement of the stock price hurdles or development and commercial milestones will vest, if at all, in a single tranche in December 2028 subject to continued employment through such date, provided that, in the event of a termination without “cause” or for “good reason” (each as defined in the NEOs’ employment agreements) during the performance period, any PSUs that have been earned prior to such termination will accelerate and vest and the remainder will be forfeited.

In the event of a “change in control” (as defined in the NEOs’ employment agreements) transaction during the performance period, subject to continued employment through the date of such change in control, there will be acceleration of vesting of any earned PSUs.
In accordance with applicable SEC rules, the PSUs granted in September 2025 appear as compensation in this year’s Summary Compensation Table and Grants of Plan-Based Awards Table. The Compensation Committee does not expect to grant additional PSUs to the named executive officers until September 2028 or later.
Other Elements of Compensation
Benefits and Perquisites
We typically do not provide perquisites to our named executive officers that are not available generally to all of our full-time employees, and in 2025 none of our named executive officers received any special perquisites. All of our full-time employees, including our named executive officers, are eligible to participate in certain medical, disability and life insurance benefit programs offered by us. We pay the premiums for term life insurance and long-term disability for all of our employees, including our named executive officers. We also provide all employees, including named executive officers, with a flexible spending account plan, an employee stock purchase plan and paid time off benefits, including vacation, sick time and holidays. We also maintain the Cogent Biosciences, Inc. 401(k) Plan, a tax-qualified
retirement plan for our employees. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Service Code of 1986, as amended (the “Code”), so that contributions to the 401(k) Plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) Plan. We currently match 100% of an employee’s contributions to the 401(k) Plan up to 4% of an employee’s compensation. We do not sponsor any qualified or non-qualified
defined benefit plans for any of our employees or executives. In 2021, we adopted a nonqualified deferred compensation plan pursuant to which eligible participants, including our named executive officers, may elect to defer a portion of their eligible compensation. None of the NEOs have participated in the plan.
Employment Agreements and Change in Control Severance Policy
Each of the Company’s NEOs is covered by an employment agreement providing for a minimum annual level of salary, target incentives, eligibility for long-term incentives, and benefit eligibility. The agreements also provide for a severance benefit in the event of a termination of employment without “cause” or for “good reason,” as such terms are defined in the agreements and, in conjunction with the Company’s Change in Control Severance Policy, enhanced severance benefits in the event such termination is in connection with a change of control of the Company. It is the Compensation Committee’s belief that the employment agreements and Change in Control Severance Policy are necessary from a competitive perspective and contribute to the stability of the management team.
Insider Trading Policies and Prohibitions on Derivatives, Hedging Monetization and Other Transactions
We have adopted insider trading policies and procedures governing the purchase, sale and other transactions in Company securities or securities of related companies by the Company’s directors, officers, employees and designated consultants and contractors, and by the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards.
Our insider trading policy prohibits certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) that create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public
information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits short sales of our stock by our executive officers, directors and certain designated employees. Our insider trading policy also expressly prohibits purchases or sales of puts, calls or other derivative securities of the Company or any derivative securities or any hedging transactions that provide the economic equivalent of ownership.
Other Policies
Clawback Policy
In October of 2023, we adopted a clawback policy intended to comply with the requirements of Nasdaq Listing Standard 5608 implementing Rule
10D-1
under the Exchange Act. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance
with any financial reporting requirement under the federal securities laws, the Company will seek to recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including our named executive officers, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.
Practices on Timing of Equity Awards
We do not have any program, plan or obligation that requires us to grant equity awards on specified dates. We also do not have any program, plan or practice to time award dates of stock option grants to our executive officers in coordination with the release of material nonpublic information and do not take material nonpublic information into account when determining the timing and terms of equity awards. Equity awards may occasionally be granted following a significant change in job responsibilities or to meet special retention or performance objectives. During 2025, the Compensation Committee did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Tax Deductibility of Compensation
As one of the factors in the review of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company. Under Section 162(m) of the Code, a limitation exists on the deductibility of compensation paid to certain “covered employees,” including all of our NEOs, in excess of $1 million per year and, thus, we are unable to deduct compensation payable to our NEOs in excess of such limit. While the Compensation Committee considers the impact of this tax treatment, the primary factors influencing program design are the support of our business objectives and the Compensation Committee’s commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance. Accordingly, the Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax-deductible
in order to achieve a strategic result that the Compensation Committee determines to be more appropriate.
Risk Management
During fiscal year 2025, the Company conducted its annual review of executive and non-executive
compensation programs, with particular emphasis on incentive compensation plans and programs. Based on this review, the Company evaluated the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balanced compensation opportunities and risk. As part of this inventory, several factors were noted that reduce the likelihood of excessive risk taking. These factors include: (1) balancing performance focus between near-term objectives and longer-term strategic initiatives; (2) issuing annual equity awards that vest over multiyear time horizons; and (3) maintaining a clawback policy applicable to our executive officers. Furthermore, the Compensation Committee retains its own independent compensation consultant to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles, and pay opportunity levels for named executive officers (other than the CEO, in which case the Compensation Committee makes recommendations for approval by the full Board). As a result of this evaluation, the Company concluded that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Submitted by the Compensation Committee of the Board of Directors:

Arlene M. Morris (Chair)

Chris Cain, Ph.D.

Todd Shegog

2025 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our NEOs for 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Andrew Robbins Chief Executive Officer	2025	724,554	21,600	12,993,250	13,447,680	561,600	14,000	27,762,684
	2024	692,000	—	—	3,734,610	477,480	13,800	4,917,890
	2023	656,098	—	1,873,200	4,962,615	393,659	13,200	7,898,772

John Green Chief Financial Officer	2025	510,677	11,467	3,965,750	3,746,304	298,131	14,000	8,546,329
	2024	490,025	—	—	1,018,530	225,412	13,800	1,747,767

Jessica Sachs Chief Medical Officer	2025	549,389	12,342	4,535,250	3,746,304	320,892	14,000	9,178,177
	2024	527,436	—	—	1,018,530	272,948	13,800	1,832,714
	2023	507,150	—	713,600	1,512,416	253,575	13,200	2,999,941

Cole Pinnow Chief Commercial Officer	2025	482,266	9,568	4,535,250	3,549,696	248,768	14,000	8,839,548
	2024	265,385	50,000	262,980	3,263,610	127,769	—	3,969,744

John Robinson Chief Scientific Officer	2025	532,035	11,952	4,535,250	3,746,304	310,756	14,000	9,150,297
	2024	510,775	—	—	1,018,530	264,326	13,800	1,807,431
	2023	491,130	—	713,600	1,512,416	245,565	13,200	2,975,911

(1)	In accordance with SEC rules, amounts in excess of the 130% maximum permitted under the annual bonus plan appear as compensation in the “Bonus” column of the Summary Compensation Table for 2025.
(2)

Amounts reflect the grant-date fair value of RSUs granted in 2025 and PSUs granted in 2025, 2024 and 2023 in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see Note 7 to the financial statements in the Company’s Annual Report on Form 10-K. These amounts do not correspond to the actual value that may be recognized by the executives upon vesting of the awards. The value of the PSU awards granted in 2025, assuming achievement of the maximum performance level, would have been Mr. Robbins: $10,615,000; Mr. Green: $3,715,250; Dr. Sachs: $4,776,750; Mr. Pinnow: $4,776,750; and Dr. Robinson: $4,776,750.

(3)

Amounts reflect the grant-date fair value of option awards granted in 2025, 2024 and 2023 in accordance with ASC Topic 718 disregarding the effect of any estimated forfeitures related to service-vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 7 to the financial statements in the Company’s Annual Report on Form 10-K. These amounts do not correspond to the actual value that may be recognized by the executives upon exercise of the options.

(4)	Represents the value of 401(k) contributions made by the Company.

2025 Grants of Plan-Based Awards Table

The following table sets forth the grants of plan-based awards made to our NEOs during 2025.

		Estimated Possible Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Andrew Robbins	N/A	302,400	432,000	561,600	—	—	—	—	—	—	—
	1/23/2025	—	—	—	—	—	—	—	915,000	8.89	5,996,544
	10/1/2025	—	—	—	—	500,000	1,000,000	—	—	—	5,695,000
	12/17/2025	—	—	—	—	—	—	—	245,000	39.45	7,451,136
	12/17/2025	—	—	—	—	—	—	185,000	—	—	7,298,250
John Green	N/A	160,532	229,332	298,131	—	—	—	—	—	—	—
	1/23/2025	—	—	—	—	—	—	—	270,000	8.89	1,769,472
	10/1/2025	—	—	—	—	175,000	350,000	—	—	—	1,993,250
	12/17/2025	—	—	—	—	—	—	—	65,000	39.45	1,976,832
	12/17/2025	—	—	—	—	—	—	50,000	—	—	1,972,500
Jessica Sachs, M.D.	N/A	172,788	246,840	320,892	—	—	—	—	—	—	—
	1/23/2025	—	—	—	—	—	—	—	270,000	8.89	1,769,472
	10/1/2025	—	—	—	—	225,000	450,000	—	—	—	2,562,750
	12/17/2025	—	—	—	—	—	—	—	65,000	39.45	1,976,832
	12/17/2025	—	—	—	—	—	—	50,000	—	—	1,972,500
John Robinson, Ph.D.	N/A	167,330	239,043	310,756	—	—	—	—	—	—	—
	1/23/2025	—	—	—	—	—	—	—	270,000	8.89	1,769,472
	10/1/2025	—	—	—	—	225,000	450,000	—	—	—	2,562,750
	12/17/2025	—	—	—	—	—	—	—	65,000	39.45	1,976,832
	12/17/2025	—	—	—	—	—	—	50,000	—	—	1,972,500
Cole Pinnow	N/A	133,952	191,360	248,768	—	—	—	—	—	—	—
	1/23/2025	—	—	—	—	—	—	—	240,000	8.89	1,572,864
	10/1/2025	—	—	—	—	225,000	450,000	—	—	—	2,562,750
	12/17/2025	—	—	—	—	—	—	—	65,000	39.45	1,976,832
	12/17/2025	—	—	—	—	—	—	50,000	—	—	1,972,500

Outstanding Equity Awards at 2025 Fiscal Year End Table

The following table sets forth information regarding outstanding equity awards at the end of 2025 for each of our NEOs.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (#)(5)
Andrew Robbins	10/23/2020	1,860,605	—		$11.16	10/22/2030	—		—
	12/7/2020	456,693	—		$12.76	12/6/2030	—		—
	2/10/2021	315,200	—		$10.17	2/9/2031	—		—
	1/25/2022	675,625	14,375	(1)	$7.60	1/24/2032	—		—
	2/13/2023	371,875	153,125	(1)	$13.63	2/12/2033	—		—
	1/23/2024	527,083	572,917	(1)	$4.63	1/22/2034	—		—
	1/23/2025	209,688	705,312	(1)	$8.89	1/22/2035	—		—
	10/1/2025	—	—		—	—	1,000,000	(2)	35,520,000
	12/17/2025	—	—		—	—	185,000	(4)	6,571,200
	12/17/2025	—	245,000	(1)	$39.45	12/16/2035	—		—
John Green	5/7/2020	27,867	—		$1.67	5/6/2030	—		—
	10/13/2020	173,925	—		$11.56	10/12/2030	—		—
	2/10/2021	382,046	—		$10.17	2/9/2031	—		—
	1/25/2022	220,313	4,687	(1)	$7.60	1/24/2032	—		—
	2/13/2023	106,250	43,750	(1)	$13.63	2/12/2033	—		—
	1/23/2024	143,750	156,250	(1)	$4.63	1/22/2034	—		—
	1/23/2025	61,875	208,125	(1)	$8.89	1/22/2035	—		—
	10/1/2025	—	—		—	—	350,000	(2)	12,432,000
	12/17/2025	—	—		—	—	50,000	(4)	1,776,000
	12/17/2025	—	65,000	(1)	$39.45	12/16/2035	—		—
Jessica Sachs, M.D.	5/7/2020	99,472	—		$1.67	5/6/2030	—		—
	2/1/2021	400,000	—		$9.10	1/31/2031	—		—
	2/10/2021	126,500	—		$10.17	2/9/2031	—		—
	1/25/2022	244,792	5,208	(1)	$7.60	1/24/2032	—		—
	2/13/2023	113,333	46,667	(1)	$13.63	2/12/2033	—		—
	1/23/2024	143,750	156,250	(1)	$4.63	1/22/2034	—		—
	1/23/2025	61,875	208,125	(1)	$8.89	1/22/2035	—		—
	10/1/2025						450,000	(2)	15,984,000
	12/17/2025	—	—		—	—	50,000	(4)	1,776,000
	12/17/2025	—	65,000	(1)	$39.45	12/16/2035	—		—
John Robinson, Ph.D.	3/31/2021	500,000	—		$8.78	3/30/2031	—		—
	1/25/2022	244,792	5,208	(1)	$7.60	1/24/2032	—		—
	2/13/2023	113,333	46,667	(1)	$13.63	2/12/2033	—		—
	1/23/2024	143,750	156,250	(1)	$4.63	1/22/2034	—		—
	1/23/2025	61,875	208,125	(1)	$8.89	1/22/2035	—		—
	10/1/2025	—	—		—	—	450,000	(2)	15,984,000
	12/17/2025	—	—		—	—	50,000	(4)	1,776,000
	12/17/2025	—	65,000	(1)	$39.45	12/16/2035	—		—
Cole Pinnow	05/25/2024	207,813	317,187	(3)	$8.22	05/24/2034	—		—
	01/23/2025	55,000	185,000	(1)	$8.89	01/22/2035	—		—
	10/1/2025	—	—		—	—	450,000	(2)	15,984,000
	12/17/2025	—	—		—	—	50,000	(4)	1,776,000
	12/17/2025	—	65,000	(1)	$39.45	12/16/2035	—		—

(1)	Stock options vest in equal monthly installments over a four-year period, subject to continuous service with us.
(2)

Represent the actual achievement of the maximum amount of each PSU award based on achievement of the specified stock price hurdles. The earned PSUs will vest, if at all, in a single tranche in December 2028, subject to continuous service with us.

(3)

Stock options vest over four years, with 25% of the shares vesting on the first anniversary of the grant date, and the remaining shares vesting in 36 equal monthly installments thereafter, subject to continuous service with us.

(4)	Restricted stock units vest over four years, with 25% of the shares vesting on each anniversary of the grant date, subject to continuous service with us.
(5)

The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on Nasdaq on December 31, 2025, the last trading day of the year, which was $35.52 per share.

Option Exercises and Stock Vested Table

The following table sets forth information regarding the option awards exercised and stock awards vested for our named executive officers during fiscal 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Andrew Robbins	—	—	840,000	33,138,000
John Green	—	—	300,000	11,835,000
Jessica Sachs, M.D.	—	—	320,000	12,624,000
John Robinson Ph.D.	—	—	320,000	12,624,000
Cole Pinnow	—	—	214,000	8,442,300

(1)

Value realized reflects the intrinsic value of stock options exercised and stock awards vested. For stock options, it is calculated as the number of shares acquired multiplied by the difference between the exercise price and the closing stock price on the exercise date. For stock awards, it is calculated as the number of shares acquired multiplied by the closing stock price on the vesting date. This value does not represent actual sale proceeds.

Potential Payments on Termination or Change in Control

The table below reflects the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if that named executive officer’s employment had terminated on December 31, 2025 (pursuant to the executive’s employment agreement then in effect and the Company’s Change in Control Severance Policy) and/or a change in control had occurred on such date, given the named executive officer’s compensation levels as of such date and, if applicable, based on the Company’s closing stock price on that date of $35.52. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits generally available to salaried employees, such as distributions under the Company’s 401(k) plan. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such named executive officer’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below.

Andrew Robbins. Pursuant to the terms of his employment agreement, if Mr. Robbins’s employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Robbins for good reason (as defined in his employment agreement), Mr. Robbins will receive any base salary through the date of termination, unpaid expense reimbursements, unused vacation accrued through the date of termination, if such termination occurs on or between January 1 and March 14 and annual incentive compensation for the prior year has not yet been paid, an amount equal to 100% of Mr. Robbins’s target bonus for the prior year, a pro-rated target bonus for the year of termination, and any vested benefits under any employee benefit plan through the date of termination. Additionally, subject to Mr. Robbins’s execution of a release of potential claims against the Company, Mr. Robbins will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a monthly cash payment for 12 months for medical and dental benefits or Mr. Robbins’s COBRA health continuation period, whichever ends earlier, (iii) a lump sum in cash in an amount equal to 100% of Mr. Robbins’s target bonus for the then-current year, and (iv) acceleration of vesting on any time-based equity awards in which Mr. Robbins would have vested if he had remained employed for an additional 12 months and acceleration of any PSUs earned prior to such termination. However, in the event that Mr. Robbins’s employment is terminated by the Company without cause, or Mr. Robbins terminates his employment with the Company for good reason, in either case for a period of 90 days prior to or 12 months following the occurrence of a change in control (as defined in his employment agreement and pursuant to the Company’s Change in Control Severance Policy), in lieu of the severance payments and benefits described in the preceding sentence and subject to

Mr. Robbins’s execution of a release of potential claims against the Company, Mr. Robbins will be entitled to receive: (i) a lump sum in cash in an amount equal to 24 months of base salary, (ii) a lump sum in cash in an amount equal to 200% of Mr. Robbins’s target bonus for the then-current year, (iii) a monthly cash payment for 24 months for medical and dental benefits or Mr. Robbins’s COBRA health continuation period, whichever ends earlier and (iv) acceleration of vesting on all equity awards (provided that any outstanding and unearned performance-based awards will be deemed achieved at target levels).

John Green. Pursuant to the terms of his employment agreement, if Mr. Green’s employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Green for good reason (as defined in his employment agreement), Mr. Green will receive any base salary through the date of termination, unpaid expense reimbursements, unused vacation accrued through the date of termination, if such termination occurs on or between January 1 and March 14 and annual incentive compensation for the prior year has not yet been paid, an amount equal to 100% of Mr. Green’s target bonus for the prior year, and any vested benefits under any employee benefit plan through the date of termination. Additionally, subject to Mr. Green’s execution of a release of potential claims against the Company, Mr. Green will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a monthly cash payment for nine months for medical and dental benefits or Mr. Green’s COBRA health continuation period, whichever ends earlier, (iii) a lump sum in cash in an amount equal to Mr. Green’s target bonus for the then-current year pro-rated based on the portion of the year that Mr. Green was employed, and (iv) acceleration of vesting on any time-based equity awards in which Mr. Green would have vested if he had remained employed for an additional nine months and acceleration of any PSUs earned prior to such termination. However, in the event that Mr. Green’s employment is terminated by us without cause, or Mr. Green terminates his employment with us for good reason, in either case within 12 months following the occurrence of a change in control (as defined in his employment agreement and pursuant to the Company’s Change in Control Severance Policy), in lieu of the severance payments and benefits described in the preceding sentence and subject to Mr. Green’s execution of a release of potential claims against us, Mr. Green will be entitled to receive: (i) a lump sum in cash in an amount equal to 18 months of base salary, (ii) a lump sum in cash in an amount equal to 150% of Mr. Green’s target bonus for the then-current year, (iii) a monthly cash payment for 18 months for medical and dental benefits or Mr. Green’s COBRA health continuation period, whichever ends earlier and (iv) acceleration of vesting on all equity awards (provided that any outstanding and unearned performance-based awards will only accelerate to the extent the applicable performance goals have been achieved).

Jessica Sachs, M.D. Pursuant to the terms of her employment agreement, if Dr. Sachs’s employment is terminated by us without cause (as defined in her employment agreement) or by Dr. Sachs for good reason (as defined in her employment agreement), Dr. Sachs will receive any base salary through the date of termination, unpaid expense reimbursements, unused vacation accrued through the date of termination, if such termination occurs on or between January 1 and March 14 and annual incentive compensation for the prior year has not yet been paid, an amount equal to 100% of Dr. Sachs’s target bonus for the prior year, and any vested benefits under any employee benefit plan through the date of termination. Additionally, subject to Dr. Sachs’s execution of a release of potential claims against us, Dr. Sachs will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a monthly cash payment for nine months for medical and dental benefits or Dr. Sachs’s COBRA health continuation period, whichever ends earlier, (iii) a lump sum in cash in an amount equal to Dr. Sachs’ target bonus for the then-current year pro-rated based on the portion of the year that Dr. Sachs was employed, and (iv) acceleration of vesting on any time-based equity awards in which Dr. Sachs would have vested if she had remained employed for an additional nine months and acceleration of any PSUs earned prior to such termination. However, in the event that Dr. Sachs’s employment is terminated by us without cause, or Dr. Sachs terminates her employment with us for good reason, in either case within 12 months following the occurrence of a change in control (as defined in her employment agreement and pursuant to the Company’s Change in Control Severance Policy), in lieu of the severance payments and benefits described in the preceding sentence and subject to Dr. Sachs’s execution of a release of potential claims against us, Dr. Sachs will be entitled to receive: (i) a lump sum in cash in an amount equal to 18 months of base salary, (ii) a lump sum in cash in an amount equal to 150% of Dr. Sachs’s target bonus for the then-current year, (iii) a monthly cash payment for 18 months for medical and dental benefits or Dr. Sachs’s COBRA health continuation period, whichever ends earlier and (iv) acceleration of vesting on all equity awards (provided that any outstanding and unearned performance-based awards will only accelerate to the extent the applicable performance goals have been achieved).

John Robinson, Ph.D. Pursuant to the terms of his employment agreement, if Dr. Robinson’s employment is terminated by us without cause (as defined in his employment agreement) or by Dr. Robinson for good reason (as defined in his employment agreement), Dr. Robinson will receive any base salary through the date of termination, unpaid expense reimbursements, unused vacation accrued through the date of termination, if such termination occurs on or between January 1 and March 14 and annual incentive compensation for the prior year has not yet been paid, an amount equal to 100% of Dr. Robinson’s target bonus for the prior year, and any vested benefits under any employee benefit plan through the date of termination. Additionally, subject to Dr. Robinson’s execution of a release of potential claims against us, Dr. Robinson will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a monthly cash payment for nine months for medical and dental benefits or Dr. Robinson’s COBRA health continuation period, whichever ends earlier, (iii) a lump sum in cash in an amount equal to Dr. Robinson’s target bonus for the then-current year pro-rated based on the portion of the year that Dr. Robinson was employed, and (iv) acceleration of vesting on any time-based equity awards in which Dr. Robinson would have vested if he had remained employed for an additional nine months and acceleration of any PSUs earned prior to such termination. However, in the event that Dr. Robinson’s employment is terminated by us without cause, or Dr. Robinson terminates his employment with us for good reason, in either case within 12 months following the occurrence of a change in control (as defined in his employment agreement and pursuant to the Company’s Change in Control Severance Policy), in lieu of the severance payments and benefits described in the preceding sentence and subject to Dr. Robinson’s execution of a release of potential claims against us, Dr. Robinson will be entitled to receive: (i) a lump sum in cash in an amount equal to 18 months of base salary, (ii) a lump sum in cash in an amount equal to 150% of Dr. Robinson’s target bonus for the then-current year, (iii) a monthly cash payment for 18 months for medical and dental benefits or Dr. Robinson’s COBRA health continuation period, whichever ends earlier and (iv) acceleration of vesting on all equity awards (provided that any outstanding and unearned performance-based awards will only accelerate to the extent the applicable performance goals have been achieved).

Cole Pinnow. Pursuant to the terms of his employment agreement, if Mr. Pinnow’s employment is terminated by us without cause (as defined in his employment agreement) or by Mr. Pinnow for good reason (as defined in his employment agreement), Mr. Pinnow will receive any base salary through the date of termination, unpaid expense reimbursements, unused vacation accrued through the date of termination, if such termination occurs on or between January 1 and March 14 and annual incentive compensation for the prior year has not yet been paid, an amount equal to 100% of Mr. Pinnow’s target bonus for the prior year, and any vested benefits under any employee benefit plan through the date of termination. Additionally, subject to Mr. Pinnow’s execution of a release of potential claims against us, Mr. Pinnow will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a monthly cash payment for nine months for medical and dental benefits or Mr. Pinnow’s COBRA health continuation period, whichever ends earlier, (iii) a lump sum in cash in an amount equal to Mr. Pinnow’s target bonus for the then-current year pro-rated based on the portion of the year that Mr. Pinnow was employed, and (iv) acceleration of vesting on any time-based equity awards in which Mr. Pinnow would have vested if he had remained employed for an additional nine months and acceleration of any PSUs earned prior to such termination. However, in the event that Mr. Pinnow’s employment is terminated by us without cause, or Mr. Pinnow terminates his employment with us for good reason, in either case within 12 months following the occurrence of a change in control (as defined in his employment agreement and pursuant to the Company’s Change in Control Severance Policy), in lieu of the severance payments and benefits described in the preceding sentence and subject to Mr. Pinnow’s execution of a release of potential claims against us, Mr. Pinnow will be entitled to receive: (i) a lump sum in cash in an amount equal to 18 months of base salary, (ii) a lump sum in cash in an amount equal to 150% of Mr. Pinnow’s target bonus for the then-current year, (iii) a monthly cash payment for 18 months for medical and dental benefits or Mr. Pinnow’s COBRA health continuation period, whichever ends earlier and (iv) acceleration of vesting on all equity awards

(provided that any outstanding and unearned performance-based awards will only accelerate to the extent the applicable performance goals have been achieved).

Upon the occurrence of a change in control transaction, the PSUs will be subject to acceleration as described above in the Compensation Discussion and Analysis under the heading “Long-Term Incentive Compensation.”

Potential Payments Upon Termination or Change in Control Table

Name	Involuntary Termination (Without Cause or for Good Reason) Not in Connection with a Change in Control	Involuntary Termination in Connection with a Change in Control	Change in Control
	($)	($)	($)
Andrew Robbins
Base Salary	812,000	1,624,000	—
Healthcare	17,889	35,779	—
Bonus	487,200	974,400	—
Option Awards	20,055,111	48,309,431	—
RSUs	1,642,800	6,571,200	—
PSUs	35,520,000	35,520,000	35,520,000
Total	58,535,000	93,034,810	35,520,000
John Green
Base Salary	537,000	805,500	—
Healthcare	13,417	26,834	—
Bonus	241,650	362,475	—
Option Awards	4,274,936	13,615,456	—
RSUs	—	1,776,000	—
PSUs	12,432,000	12,432,000	12,432,000
Total	17,499,003	29,018,265	12,432,000
Jessica Sachs, M.D.
Base Salary	573,217	859,826	—
Healthcare	13,417	26,834	—
Bonus	257,948	386,921	—
Option Awards	4,333,351	13,698,157	—
RSUs	—	1,776,000	—
PSUs	15,984,000	15,984,000	15,984,000
Total	21,161,933	32,731,738	15,984,000
John Robinson, Ph.D.
Base Salary	555,110	832,665	—
Healthcare	13,417	26,834	—
Bonus	249,800	374,699	—
Option Awards	4,333,351	13,698,157	—
RSUs	—	1,776,000	—
PSUs	15,984,000	15,984,000	15,984,000
Total	21,135,678	32,692,355	15,984,000
Cole Pinnow
Base Salary	554,000	831,000	—
Healthcare	13,417	26,834	—
Bonus	249,300	373,950	—
Option Awards	4,495,367	16,351,971	—
RSUs	—	1,776,000	—
PSUs	15,984,000	15,984,000	15,984,000
Total	21,296,084	35,343,755	15,984,000

CEO PAY RATIO

Pursuant to Item 402(u) of Regulation S-K, we are required to calculate and disclose the median of the annual total compensation of all of our employees (excluding our CEO, Mr. Robbins), the annual total compensation of Mr. Robbins, and the ratio of these two amounts.

Our median employee was identified using the entire population of our employees as of December 31, 2025 (256 employees), excluding our sole employee who resides outside of the United States in the United Kingdom, based on a consistently applied compensation measure, or CACM, that reasonably reflects the annual compensation of our employees. The CACM selected by us for our disclosure included annual base salary and the target cash bonus amount for fiscal 2025, annualized for any permanent employees who were employed for less than the full year.

Based on the CACM methodology described above, we identified the median employee and calculated the fiscal 2025 compensation for this selected employee in the same manner we determine the annual total compensation of our NEOs for purposes of the Summary Compensation Table. The median of the annual total compensation of all our employees was $292,285. Mr. Robbins’s fiscal 2025 annual total compensation as disclosed in the 2025 Summary Compensation Table was $ 27,762,684. As a result, our CEO to median employee pay ratio for fiscal 2025 is 95:1.

This pay ratio is a reasonable estimate calculated by a method consistent with the SEC requirements, described above, based on our payroll and employment records. As a result of a variety of factors, including employee populations, potential differences in the components used for the CACM, compensation philosophies and certain assumptions, pay ratios reported by other companies may not be comparable to our pay ratio. The pay ratio is not utilized by our management or our Compensation Committee for compensation-related decisions.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:		Net Loss (in thousands) 7	Company Stock Price
					Total Shareholder Return (“TSR”) (5)	Peer Group TSR (6)
2025	$27,762,684	$116,766,733	$8,928,588	$40,518,556	$413.99	$120.69	$(328,937)	$35.52
2024	$4,917,890	$11,879,571	$2,339,414	$3,889,688	$90.91	$91.15	$(255,859)	$7.80
2023	$7,898,772	$(201,504)	$2,987,926	$473,046	$68.53	$92.42	$(192,410)	$5.88
2022	$4,391,176	$9,821,916	$1,888,539	$3,210,146	$134.73	$89.09	$(140,241)	$11.56

(1)	The dollar amounts reported are the amounts of total compensation reported in our Summary Compensation Table.
(2)
The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance
with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below for the most recent fiscal year. Equity values are calculated in accordance with ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to PEO	2025 ($)
Summary Compensation Table Total	$ 27,762,684
Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	(26,440,930)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	68,144,237
Plus, fair value as of vesting date of equity awards granted and vested in the year	2,213,712
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	15,982,684
Plus (less), change in fair value from prior fiscal year end to vesting date of equity awards granted in prior years that vested in the year	29,104,346
Less, prior year-end fair value for any equity awards forfeited in the year	—
Compensation Actually Paid to PEO	116,766,733

(3)
The dollar amounts reported represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding our CEO) included for purposes of calculating the average amounts in each applicable year are Mr. Green, Dr. Sachs, Dr. Robinson and Mr. Pinnow for both 2025 and 2024 and Drs. Sachs and Robinson for 2023 and 2022.

(4)
The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our CEO), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our CEO) during the applicable year. In accordance with the SEC rules, these amounts reflect “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below for the most recent fiscal year. Equity values are calculated in accordance with ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Average Compensation Actually Paid to Non-PEO NEOs	2025 ($)
Average Summary Compensation Table Total	$8,928,588
Less, average value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	(8,090,027)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	24,201,295
Plus, average fair value as of vesting date of equity awards granted and vested in the year	635,080
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	5,062,600
Plus (less), average change in fair value from prior fiscal year end to vesting date of equity awards granted in prior years that vested in the year	9,781,020
Less, prior year-end fair value for any equity awards forfeited in the year	—
Average Compensation Actually Paid to Non-PEO NEOs	40,518,556

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s stock price at the end and the beginning of the measurement period by the Company’s stock price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2021.

(6)	The peer group used for this purpose is the Nasdaq Biotechnology Index.
(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
Analysis of the Information Presented in the Pay versus Performance Table
Our executive compensation program reflects a variable
pay-for-performance
philosophy
. While we utilize several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid, Cumulative TSR, and Peer Group TSR

Compensation Actually Paid and Net Loss

Compensation Actually Paid and Company Stock Price

Financial Performance Measures
As described in greater detail in the Compensation Discussion and Analysis section, the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. Other than stock price performance, the Company does not currently use any financial performance measures to link executive compensation actually paid to our performance. However, in addition to stock price performance, the other most important performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as set forth above under the heading, “Compensation Discussion and Analysis.” The most important financial performance measure used to link executive compensation actually paid to performance is:

•	stock price performance.

CERTAIN INFORMATION ABOUT OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table presents information regarding beneficial ownership of our common stock as of April 13, 2026 (except as otherwise indicated in the footnotes to the table) by:

•	each stockholder or group of stockholders known by us as of such date to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and nominees;

•	each of our NEOs; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Under such rules, beneficial ownership includes any shares of common stock over which the individual or entity has sole or shared voting power or investment power, as well as any shares of common stock that the individual or entity has the right to acquire within 60 days after April 13, 2026. To our knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

The percentage ownership information shown in the column titled “Percentage of Shares Beneficially Owned” in the table below is based on 170,801,004 shares of our common stock outstanding, which is the number of shares of common stock outstanding as of April 13, 2026 (plus, as to any particular beneficial owner, any shares as to which such person has the right to acquire beneficial ownership within 60 days thereafter). Unless otherwise indicated, the address of each beneficial owner listed in this table is the Company’s address set forth on the first page of this Proxy Statement.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with FMR LLC(1)	16,569,256	9.70%
Entities affiliated with Fairmount Funds Management LLC(2)	15,356,918	8.50%
The Vanguard Group(3)	11,514,326	6.74%
Entities affiliated with BlackRock, Inc.(4)	11,370,224	6.66%
Entities affiliated with Deerfield Mgmt, L.P.(5)	9,053,118	5.30%
Named Executive Officers, Directors and Nominees:
Andrew Robbins(6)	5,193,752	2.96%
John Green(7)	1,284,318	*
Cole Pinnow(8)	515,921	*
John Robinson, Ph.D.(9)	1,241,773	*
Jessica Sachs, M.D.(10)	1,361,681	*
Chris Cain, Ph.D. (11)	223,965	*
Karen Ferrante, M.D.(12)	319,642	*
Peter Harwin(11)	223,965	*
Arlene M. Morris(12)	227,548	*
Matthew E. Ros(12)	287,860	*
Todd Shegog(12)	216,800	*
All current executive officers and directors as a group (12 persons)(13)	11,973,769	6.59%

*	Represents beneficial ownership of less than one percent.

(1)

Based on the Schedule 13G/A filed with the SEC on February 12, 2025, and consists of shares held by funds and accounts that are managed by direct or indirect subsidiaries of FMR LLC (“FMR”). FMR has sole voting power with respect to 16,567,133 shares and sole dispositive power with respect to 16,569,256 shares. Abigail P. Johnson has sole dispositive power with respect to 16,569,256 shares. Ms. Johnson is a director, the Chairman and Chief Executive Officer of FMR. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The business address of each person and entity listed above is 245 Summer Street, Boston, MA 02210.

(2)

Based on the Schedule 13D/A filed with the SEC on March 31, 2026. Includes (i) 5,503,418 shares held by Fairmount Healthcare Fund II LP (“Fund II”) and (ii) 9,853,500 shares issuable upon the conversion of 39,414 shares of Series A Preferred Stock held by Fund II. Fairmount Healthcare Fund II GP LLC is the general partner of Fund II. Fairmount provides discretionary investment management services to qualified investors through its private pooled investment vehicles, including Fund II. Fairmount, as the investment manager, along with Fairmount Healthcare Fund II GP LLC, as the general partner, exercise shared voting and dispositive power over the shares held by Fund II. The address for the entities listed above is 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428.

(3)

Based on the Schedule 13G/A filed with the SEC on January 30, 2026. The Vanguard Group (“Vanguard”) holds shared voting power with respect to 1,168,983 shares and shared dispositive power with respect to 11,514,326 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355. On a Schedule 13G/A filed on March 26, 2026, Vanguard subsequently reported that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various subsidiaries and/or business divisions. Vanguard also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, will report beneficial ownership separately (on a disaggregated basis).

(4)

Based on the Schedule 13G/A filed with the SEC on January 21, 2026. BlackRock, Inc. (“BlackRock”) holds sole voting power with respect to 11,135,084 shares and sole dispositive power with respect to 11,370,224 shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(5)

Based on the Schedule 13G filed with the SEC on July 11, 2025. Consists of shares held by Deerfield Partners, L.P. (“Deerfield Partners”). Each of Deerfield Partners, Deerfield Mgmt, L.P., as general partner of Deerfield Partners, Deerfield Management Company, L.P., as investment advisor of Deerfield Partners, and James E. Flynn hold sole voting and dispositive power with respect to the securities held by Deerfield Partners. The address for the entities listed above is 345 Park Avenue South, 12th Floor, New York, NY 10010.

(6)	Consists of 472,503 shares and 4,721,249 shares underlying options exercisable within 60 days of the date of this table.
(7)	Consists of 81,834 shares and 1,202,484 shares underlying options exercisable within 60 days of the date of this table.
(8)	Consists of 166,650 shares and 349,271 shares underlying options exercisable within 60 days of the date of this table.
(9)	Consists of 90,002 shares and 1,151,771 shares underlying options exercisable within 60 days of the date of this table.
(10)	Consists of 83,938 shares and 1,277,743 shares underlying options exercisable within 60 days of the date of this table.
(11)

Consists entirely of shares underlying options exercisable within 60 days of the date of this table that Dr. Cain and Mr. Harwin hold for one or more investment vehicles managed by Fairmount (each, a “Fairmount Fund”). The options were granted to Dr. Cain and Mr. Harwin in connection with their service as members of our Board. Pursuant to their arrangement with Fairmount, each of Dr. Cain and Mr. Harwin is obligated to turn over to Fairmount any net cash or stock received from the options for the benefit of such Fairmount Fund. Each of Dr. Cain and Mr. Harwin disclaims beneficial ownership of the options and underlying shares.
(12)	Consists entirely of shares underlying options exercisable within 60 days of the date of this table.
(13)	Consists of 964,325 shares and 11,009,444 shares underlying options exercisable within 60 days of the date of this table.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2025 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders(2)	26,395,478	$9.54	829,875
Equity compensation plans not approved by stockholders(3)	5,665,217	$11.19	1,353,095

Total	32,060,695	$9.87	2,182,970

(1)	The weighted-average exercise price does not take into account shares issuable upon vesting of outstanding RSUs and PSUs, which have no exercise price.
(2)

Includes the following plans: our 2018 Plan and our 2018 Employee Stock Purchase Plan (the “ESPP”), including 173,128 shares subject to purchase thereunder during the purchase periods in effect as of December 31, 2025. Excludes 6,439,201 and 125,000 shares that were added to our 2018 Plan and our ESPP, respectively, on January 1, 2026 pursuant to the evergreen provisions thereunder that provide for automatic annual increases on January 1 of each year during the term of the respective plan equal to 4% of our outstanding shares as of the preceding December 31 (or such lesser amount as approved by the Board), in the case of the 2018 Plan, or the lesser of 125,000 shares, 1% of our outstanding shares as of the preceding December 31, or such lesser amount as approved by the Board, in the case of the ESPP.

(3)

Includes our Inducement Plan. The Inducement Plan was adopted by the Board in October 2020 and amended by the Compensation Committee in November 2024, February 2025, July 2025, and October 2025. A total of 6,550,000 shares of common stock have been reserved for issuance under the Inducement Plan, subject to adjustment for stock dividends, stock splits or other changes in our common stock or capital structure. The purpose of the Inducement Plan is to secure and retain the services of eligible employees, to provide incentives for such eligible employees to exert maximum efforts for the success of the Company and to provide such eligible employees an opportunity to benefit from increases in value of the Company’s common stock through the granting of certain stock awards. The Inducement Plan was approved by our Board without stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4), and is utilized exclusively for the grant of stock awards to individuals who were not previously an employee or non-employee director of the Company (or following a bona fide period of non-employment with the Company) as an inducement material to such individual’s entry into employment with the Company, within the meaning of Nasdaq Listing Rule 5635(c)(4). The Inducement Plan is administered by our Compensation Committee. Stock awards under the Inducement Plan may only be granted by: (i) the Compensation Committee, (ii) another committee of the Board composed solely of at least two members of the Board who meet the requirements for independence under the Nasdaq listing rules (the “Independent Directors”) or (iii) at the Board level by at least a majority of the Independent Directors (the foregoing subsections (i), (ii) and (iii) are collectively referred to as the “Committee”). The Committee may choose to grant (i) nonstatutory stock options, (ii) stock appreciation rights, (iii) restricted stock awards, (iv) restricted stock unit awards and (v) other stock awards to eligible recipients, with each grant to be evidenced by an award agreement setting forth the terms and conditions of the grant as determined by the Committee in accordance with the terms of the Inducement Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2025, or any currently proposed transaction, to which we were or are a party in which:

•	the amount involved exceeds $120,000; and

•

any related person (including our directors, executive officers, beneficial owners of more than 5% of our common stock and any affiliates or members of their immediate family) had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive Compensation” or that were approved by our Compensation Committee.

Beneficial ownership of securities is determined in accordance with the rules of the SEC.

Related Party Transactions

Indemnification

Our Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions. In addition, we have entered into and in the future plan to enter into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board or officer, as applicable, to the maximum extent allowed under Delaware law.

Related Person Transaction Policy

Our Board has adopted a written related person transactions policy providing that transactions with us and any related person (as defined above) must be approved by our Audit Committee. Pursuant to this policy, the Audit Committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or is expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. In determining whether to approve any such transaction, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar amount involved in the related person transaction;

•	the approximate dollar amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose, and the potential benefits to us, of the related-party transaction; and

•

any other information regarding the related-party transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

OTHER MATTERS

Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 of the Exchange Act, stockholders who wish to submit proposals for inclusion in the proxy statement for the 2027 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. Such proposals must be received by us as of the close of business (6:00 p.m. Eastern Time) on December 24, 2026 and must comply with Rule 14a-8 of the Exchange Act. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

As set forth in our Bylaws, if a stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2027 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary at the address set forth on the first page of this Proxy Statement no earlier than the 120th day and no later than the close of business (6:00 p.m. Eastern Time) on the 90th day before the anniversary of the last annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the date on which the first public announcement of the date of such annual meeting is made by the Company. Therefore, unless the 2027 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than February 9, 2027 and no later than the close of business (6:00 p.m. Eastern Time) on March 11, 2027. Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our Bylaws. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. In addition to satisfying the deadlines in the advance notice provisions of our Bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions for the 2027 Annual Meeting of Stockholders must provide the notice required under Rule 14a-19 of the Exchange Act to our Corporate Secretary in writing not later than the close of business (6:00 p.m. Eastern Time) on April 12, 2027. We reserve the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

Delivery of Documents to Stockholders Sharing an Address

A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement, the Notice and our Annual Report on Form 10-K for the year ended December 31, 2025, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (617) 945-5576, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.

Availability of Additional Information

We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2025, including exhibits, upon the written or oral request of any stockholder of the Company. Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement or call the number above.

COGENT BIOSCIENCES, INC.

275 WYMAN ST., 3RD FLOOR

WALTHAM, MA 02451

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/COGT2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V87715-P47250       KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COGENT BIOSCIENCES, INC.	For	Withhold	For All
	All	All	Except
The Board of Directors recommends you vote “FOR ALL” director nominees listed in Proposal 1 and “FOR” Proposals 2 and 3.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of the three Class II director nominees to serve until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Nominees:

	01)	Dr. Chris Cain
	02)	Arlene M. Morris	For	Against	Abstain
	03)	Todd Shegog

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026.		☐	☐	☐

3.	Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on June 9, 2026:

The Proxy Statement, Notice and Annual Report for the year ended December 31, 2025 are available at www.proxyvote.com.

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V87716-P47250

COGENT BIOSCIENCES, INC.

Annual Meeting of Stockholders

June 9, 2026 9:00 AM ET

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Andrew Robbins, John Green and Evan Kearns, or any of them, as proxies and attorneys-in-fact, each with the power to act without the others and with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of COGENT BIOSCIENCES, INC. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM ET on June 9, 2026, live via the Internet, at www.virtualshareholdermeeting.com/COGT2026, and at any adjournment or postponement thereof.

This proxy is solicited by the Board of Directors This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. In the event that any of the nominees named on the reverse side of this form are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors.

Continued and to be signed on reverse side